Exhibit 99.1
Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018
News Release

FOR IMMEDIATE RELEASE	April 15, 2015
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 939-9000
Web site address: www.wintrust.com

Wintrust Financial Corporation Reports First Quarter 2015 Net Income of $39.1 million, an Increase of 13%
ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced net income of $39.1 million or $0.76 per diluted common share for the first quarter of 2015 compared to net income of $38.1 million or $0.75 per diluted common share for the fourth quarter of 2014 and $34.5 million or $0.68 per diluted common share for the first quarter of 2014.
Highlights compared with the Fourth Quarter of 2014*:

•	Total loans, excluding covered loans and mortgage loans held-for-sale, increased by $544 million, or 15% on annualized basis, to $15.0 billion

•	Total deposits increased by $657 million, or 16% on an annualized basis, to $16.9 billion

•	Mortgage banking revenue increased by $3.1 million to $27.8 million

•	Net charge-offs declined to $3.1 million from $5.9 million

•	Recorded acquisition-related expenses totaling $738,000

•	Increased the quarterly cash dividend to $0.11 per share of outstanding common stock from $0.10 per share

•	Completed the acquisition of Delavan Bancshares, adding four banking facilities in southern Wisconsin

•	Opened four new banking locations including a location at the 231 South LaSalle building in downtown Chicago as well as locations in Arlington Heights, Glenview and Mundelein

•	Announced agreements to acquire Community Financial Shares, North Bank and Suburban Illinois Bancorp.

* See "Supplemental Financial Measures/Ratios" on page 13/14 for more information on non-GAAP measures.

Edward J. Wehmer, President and Chief Executive Officer, commented, “Wintrust reported strong net income for the first quarter of 2015, an increase of 13% as compared to net income of $34.5 million in the first quarter of 2014. The current quarter was highlighted by strong loan and deposit growth, strong mortgage banking results, relatively stable net interest margin and credit quality metrics and the acquisition of Delavan Bancshares."
Mr. Wehmer continued, “The Company grew total loans, excluding covered loans and mortgage loans held-for-sale, by $544 million in the first quarter, which included $128 million of loans acquired through the Delavan Bancshares transaction. Our existing commercial and commercial real-estate portfolios exhibited strong growth, increasing by $380 million during the quarter. The increase in loan volume during the quarter was funded by excess liquidity and growth in deposits of $657 million, including $170 million from the Delavan Bancshares acquisition. Non-interest bearing deposits increased $261 million and now comprise 22% of our total deposits. By utilizing our liquidity and improving our deposit mix we partially offset the reduction in yield on our non-covered loan portfolios, which resulted in the net interest margin declining by only four basis points during the quarter to 3.42%."

Commenting on credit quality, Mr. Wehmer noted, “The Company has continued its practice of timely addressing and resolving non-performing credits. Overall, credit quality metrics remained stable in the current quarter, continuing to rival the pre-credit crisis levels experienced between 2005 and 2008. Specifically, the allowance for loan losses as a percentage of non-performing loans remained steady during the quarter, ending at 116%. We believe that the Company's reserves remain appropriate."

Mr. Wehmer further commented, “Our mortgage banking business continued its positive momentum in the first quarter resulting in an increase in mortgage banking revenue of $3.1 million as compared to the fourth quarter of 2014. The increase in mortgage banking revenue was primarily a result of higher origination volumes in the current quarter as purchase originations were supplemented by increased refinancing activity amidst the low interest rate environment. Our mortgage pipeline remains strong and we expect to continue to pick up refinance business as well as financing home purchases as we enter into the traditional spring purchase market. We believe that our mortgage banking business remains well positioned to grow both organically and through acquisitions."

Turning to the future, Mr. Wehmer stated, “We expanded our franchise in the first quarter through the acquisition of Delavan Bancshares and its four banking locations in southern Wisconsin. We opened an additional four new banking locations, including one in the historic 231 South LaSalle building in downtown Chicago, bringing the number of Wintrust banking locations to 146. Also, we recently signed agreements to acquire Community Financial Shares, North Bank and Suburban Illinois Bancorp. These acquisitions will not only provide Wintrust with an expanded customer base, but many of them present opportunities to reduce the combined overhead cost structure primarily as a result of eliminating overlapping branch facilities. Evaluating strategic acquisitions of this nature and organic branch growth will continue to be a part of our overall growth strategy with the goal of becoming Chicago's bank. Our pipelines for both internal growth and external growth remain consistently strong. We continue to take a steady and measured approach to achieve our main objectives of growing franchise value, increasing profitability, leveraging our expense infrastructure and increasing shareholder value."

The graphs below illustrate certain highlights of the first quarter of 2015.

Wintrust’s key operating measures and growth rates for the first quarter of 2015, as compared to the sequential and linked quarters, are shown in the table below:

				% or(5) basis point (bp)change from 4th Quarter 2014		% or basis point (bp) change from 1st Quarter 2014
	Three Months Ended
(Dollars in thousands)	March 31, 2015	December 31, 2014	March 31, 2014
Net income	$39,052	$38,133	$34,500	2%		13%
Net income per common share – diluted	$0.76	$0.75	$0.68	1%		12%
Net revenue (1)	$216,432	$211,376	$189,535	2%		14%
Net interest income	$151,891	$153,719	$144,006	(1)%		5%
Net interest margin (2)	3.42%	3.46%	3.61%	(4)	bp	(19)	bp
Net overhead ratio (2) (3)	1.69%	1.76%	1.93%	(7)	bp	(24)	bp
Efficiency ratio (2) (4)	67.90%	67.59%	69.02%	31	bp	(112)	bp
Return on average assets	0.80%	0.78%	0.78%	2	bp	2	bp
Return on average common equity	7.64%	7.51%	7.43%	13	bp	21	bp
Return on average tangible common equity	9.96%	9.82%	9.71%	14	bp	25	bp
At end of period
Total assets	$20,382,271	$20,010,727	$18,221,163	8%		12%
Total loans, excluding loans held-for-sale, excluding covered loans	$14,953,059	$14,409,398	$13,133,160	15%		14%
Total loans, including loans held-for-sale, excluding covered loans	$15,399,414	$14,760,688	$13,348,391	18%		15%
Total deposits	$16,938,769	$16,281,844	$15,129,045	16%		12%
Total shareholders’ equity	$2,131,074	$2,069,822	$1,940,143	12%		10%

(1)	Net revenue is net interest income plus non-interest income.

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's average total assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Period-end balance sheet percentage changes are annualized.
Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s web site at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Financial Highlights.”

Financial Performance Overview – First Quarter 2015

For the first quarter of 2015, net interest income totaled $151.9 million, a decrease of $1.8 million as compared to the fourth quarter of 2014 and an increase of $7.9 million as compared to the first quarter of 2014. The changes in net interest income on both a sequential and linked quarter basis are the result of the following:

•	Net interest income decreased $1.8 million in the first quarter of 2015 compared to the fourth quarter of 2014, due to:

◦
A decrease in total interest income of $2.4 million in the first quarter of 2015 compared to the fourth quarter of 2014 resulting primarily from a reduction in yield on the purchased non-covered loan portfolios and two fewer days in the quarter, partially offset by loan growth during the period.

◦
Interest expense in the first quarter of 2015 compared to the fourth quarter of 2014 decreased $530,000 primarily as a result of two fewer days in the quarter and a one basis point decline in the rate on average interest bearing liabilities, partially offset by an increase in interest bearing deposits and the completion of the Canadian secured borrowing transaction at the end of the fourth quarter of 2014.

•	Net interest income increased $7.9 million in the first quarter of 2015 compared to the first quarter of 2014, due to:

◦
Average loans, excluding covered loans, for the first quarter of 2015 increased by $1.8 billion compared to the first quarter of 2014. The growth in average loans, excluding covered loans, was partially offset by a 21 basis point decline in the yield on earning assets, resulting in an increase in total interest income of $9.0 million in the first quarter of 2015 compared to the prior year quarter.

◦
An increase in interest bearing deposits, the issuance of subordinated notes at the end of the second quarter of 2014 and the completion of the Canadian secured borrowing transaction at the end of the fourth quarter of 2014 was partially offset by a more favorable funding mix, resulting in a $1.1 million increase in interest expense.

◦
Combined, the increase in interest income of $9.0 million and the increase in interest expense of $1.1 million created the $7.9 million increase in net interest income in the first quarter of 2015 compared to the first quarter of 2014.

The net interest margin, on a fully taxable equivalent basis, for the first quarter of 2015 was 3.42% compared to 3.46% for the fourth quarter of 2014 and 3.61% for the first quarter of 2014. The reduction in net interest margin, on a fully taxable equivalent basis, compared to the first quarter of 2014 is primarily the result of a decline in loan yields (see "Net Interest Income" section later in this release for further detail).

Non-interest income totaled $64.5 million in the first quarter of 2015, increasing $6.9 million, or 12%, compared to the fourth quarter of 2014 and increasing $19.0 million, or 42%, compared to the first quarter of 2014. The increase in non-interest income in the first quarter of 2015 compared to the fourth quarter of 2014 is primarily attributable to higher mortgage banking revenue, increased fees from covered call options and an increase in interest rate swap fees, partially offset by slightly lower wealth management revenues. The increase in non-interest income in the first quarter of 2015 compared to the first quarter of 2014 was primarily attributable to an increase in wealth management and mortgage banking revenues, fees from covered call options and higher interest rate swap fees (see "Non-Interest Income" section later in this release for further detail).
Non-interest expense totaled $147.3 million in the first quarter of 2015, increasing $3.9 million, or 3%, compared to the fourth quarter of 2014 and increasing $16.0 million, or 12%, compared to the first quarter of 2014. The increase in the current quarter compared to the fourth quarter of 2014 can be primarily attributed to higher salary and employee benefit costs from increased salaries caused by the addition of employees from the various acquisitions and larger staffing as the Company grows as well as an increase in payroll taxes, increased equipment and occupancy expenses and higher professional fees, partially offset by a decrease in OREO expenses. The increase in the first quarter of 2015 compared to the first quarter of 2014 was primarily attributable to higher salary and employee benefit costs and increased occupancy, equipment, professional fees and marketing expenses, partially offset by a decrease in OREO expenses (see "Non-Interest Expense" section later in this release for further detail).

Financial Performance Overview – Credit Quality

The ratio of non-performing assets to total assets was 0.61% as of March 31, 2015, compared to 0.62% at December 31, 2014, and 0.79% at March 31, 2014. Non-performing assets, excluding covered assets, totaled $124.3 million at March 31, 2015, compared to $124.6 million at December 31, 2014 and $144.7 million at March 31, 2014.

Non-performing loans, excluding covered loans, totaled $81.8 million, or 0.55% of total loans, at March 31, 2015, compared to $78.7 million, or 0.55% of total loans, at December 31, 2014 and $90.1 million, or 0.69% of total loans, at March 31, 2014. The decrease in non-performing loans, excluding covered loans, compared to March 31, 2014 is primarily the result of a $6.6 million decrease in the commercial loan portfolio and a $3.8 million decrease in the commercial real-estate loan portfolio. OREO, excluding covered OREO, of $42.3 million at March 31, 2015 decreased $3.3 million compared to $45.6 million at December 31, 2014 and decreased $11.8 million compared to $54.1 million at March 31, 2014.

The provision for credit losses, excluding the provision for covered loan losses, totaled $6.2 million for the first quarter of 2015 compared to $6.7 million for the fourth quarter of 2014 and $3.3 million for the first quarter of 2014. The lower provision for credit losses in the first quarter of 2014 was primarily due to a reduction recorded in the provision associated with general reserves during that period. The reduction at that time was driven by improvement in credit quality metrics compared to periods prior to the first quarter of 2014, including historical charge-off rates and lower levels of non-performing and adversely classified loans. Credit quality metrics remained relatively stable in the first quarter of 2015 compared to the same period of the prior year.

Net charge-offs as a percentage of loans, excluding covered loans, for the first quarter of 2015 totaled eight basis points on an annualized basis compared to 16 basis points on an annualized basis in the fourth quarter of 2014 and 24 basis points on an annualized basis in the first quarter of 2014. Net charge-offs totaled $3.1 million in the first quarter of 2015, a $2.8 million decrease from $5.9 million in the fourth quarter of 2014 and a $4.7 million decrease from $7.8 million in the first quarter of 2014. Compared to the first quarter of 2014, net charge-offs decreased primarily as a result of a $3.7 million and $1.5 million decrease in net charge-offs within the commercial real-estate and home equity loan portfolios, respectively.

Excluding the allowance for covered loan losses, the allowance for credit losses at March 31, 2015 totaled $95.3 million, or 0.64% of total loans, compared to $92.5 million, or 0.64% of total loans, at December 31, 2014 and $93.0 million, or 0.71% of total loans, at March 31, 2014. The allowance for unfunded lending-related commitments totaled $888,000 as of March 31, 2015 compared to $775,000 as of December 31, 2014 and $737,000 as of March 31, 2014.

Financial Performance Overview – Earnings Per Share

The following table shows the computation of basic and diluted earnings per share for the periods indicated:

		Three Months Ended
(In thousands, except per share data)		March 31, 2015	December 31, 2014	March 31, 2014
Net income		$39,052	$38,133	$34,500
Less: Preferred stock dividends and discount accretion		1,581	1,580	1,581
Net income applicable to common shares—Basic	(A)	37,471	36,553	32,919
Add: Dividends on convertible preferred stock, if dilutive		1,581	1,580	1,581
Net income applicable to common shares—Diluted	(B)	39,052	38,133	34,500
Weighted average common shares outstanding	(C)	47,239	46,734	46,195
Effect of dilutive potential common shares:
Common stock equivalents		1,158	1,168	1,434
Convertible preferred stock, if dilutive		3,075	3,075	3,075
Weighted average common shares and effect of dilutive potential common shares	(D)	51,472	50,977	50,704
Net income per common share:
Basic	(A/C)	$0.79	$0.78	$0.71
Diluted	(B/D)	$0.76	$0.75	$0.68

Potentially dilutive common shares can result from stock options, restricted stock unit awards, stock warrants, the Company’s convertible preferred stock and shares to be issued under the Employee Stock Purchase Plan and the Directors Deferred Fee and Stock Plan, being treated as if they had been either exercised or issued, computed by application of the treasury stock method. While potentially dilutive common shares are typically included in the computation of diluted earnings per share, potentially dilutive common shares are excluded from this computation in periods in which the effect would reduce the loss per share or increase the income per share. For diluted earnings per share, net income applicable to common shares can be affected by the conversion of the Company’s convertible preferred stock. Where the effect of this conversion would reduce the loss per share or increase the income per share, net income applicable to common shares is not adjusted by the associated preferred dividends.

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2015	December 31, 2014	March 31, 2014
Selected Financial Condition Data (at end of period):
Total assets	$20,382,271	$20,010,727	$18,221,163
Total loans, excluding loans held-for-sale and covered loans	14,953,059	14,409,398	13,133,160
Total deposits	16,938,769	16,281,844	15,129,045
Junior subordinated debentures	249,493	249,493	249,493
Total shareholders’ equity	2,131,074	2,069,822	1,940,143
Selected Statements of Income Data:
Net interest income	$151,891	$153,719	$144,006
Net revenue (1)	216,432	211,376	189,535
Net income	39,052	38,133	34,500
Net income per common share – Basic	$0.79	$0.78	$0.71
Net income per common share – Diluted	$0.76	$0.75	$0.68
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.42%	3.46%	3.61%
Non-interest income to average assets	1.32%	1.18%	1.03%
Non-interest expense to average assets	3.01%	2.94%	2.96%
Net overhead ratio (2) (3)	1.69%	1.76%	1.93%
Efficiency ratio (2) (4)	67.90%	67.59%	69.02%
Return on average assets	0.80%	0.78%	0.78%
Return on average common equity	7.64%	7.51%	7.43%
Return on average tangible common equity (2)	9.96%	9.82%	9.71%
Average total assets	$19,826,240	$19,366,670	$17,980,943
Average total shareholders’ equity	2,114,356	2,057,855	1,923,649
Average loans to average deposits ratio (excluding covered loans)	91.4%	89.5%	89.4%
Average loans to average deposits ratio (including covered loans)	92.7%	91.0%	91.6%
Common Share Data at end of period:
Market price per common share	$47.68	$46.76	$48.66
Book value per common share (2)	$42.30	$41.52	$39.21
Tangible common book value per share (2)	$33.04	$32.45	$30.74
Common shares outstanding	47,389,608	46,805,055	46,258,960
Other Data at end of period:(8)
Leverage Ratio (5)	9.2%	10.2%	10.4%
Tier 1 capital to risk-weighted assets (5)	10.1%	11.6%	12.0%
Common equity Tier 1 capital to risk-weighted assets (5)	9.0%	N/A	N/A
Total capital to risk-weighted assets (5)	12.5%	13.0%	12.6%
Tangible common equity ratio (TCE) (2)(7)	7.9%	7.8%	8.0%
Tangible common equity ratio, assuming full conversion of preferred stock (2) (7)	8.5%	8.4%	8.7%
Allowance for credit losses (6)	$95,334	$92,480	$93,012
Non-performing loans	$81,772	$78,677	$90,124
Allowance for credit losses to total loans (6)	0.64%	0.64%	0.71%
Non-performing loans to total loans	0.55%	0.55%	0.69%
Number of:
Bank subsidiaries	15	15	15
Banking offices	146	140	126

(1)	Net revenue includes net interest income and non-interest income

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated. As of January 1, 2015 capital ratios are calculated under the requirements of Basel III.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments, but excludes the allowance for covered loan losses.

(7)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets.

(8)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

(In thousands)	(Unaudited) March 31, 2015	December 31, 2014	(Unaudited) March 31, 2014
Assets
Cash and due from banks	$286,743	$225,136	$330,262
Federal funds sold and securities purchased under resale agreements	4,129	5,571	12,476
Interest bearing deposits with banks	697,799	998,437	540,964
Available-for-sale securities, at fair value	1,721,030	1,792,078	1,949,697
Trading account securities	7,811	1,206	1,068
Federal Home Loan Bank and Federal Reserve Bank stock	92,948	91,582	78,524
Brokerage customer receivables	25,287	24,221	26,884
Mortgage loans held-for-sale	446,355	351,290	215,231
Loans, net of unearned income, excluding covered loans	14,953,059	14,409,398	13,133,160
Covered loans	209,694	226,709	312,478
Total loans	15,162,753	14,636,107	13,445,638
Less: Allowance for loan losses	94,446	91,705	92,275
Less: Allowance for covered loan losses	1,878	2,131	3,447
Net loans	15,066,429	14,542,271	13,349,916
Premises and equipment, net	559,281	555,228	531,763
FDIC indemnification asset	10,224	11,846	60,298
Accrued interest receivable and other assets	537,117	501,882	549,705
Trade date securities receivable	488,063	485,534	182,600
Goodwill	420,197	405,634	373,725
Other intangible assets	18,858	18,811	18,050
Total assets	$20,382,271	$20,010,727	$18,221,163
Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$3,779,609	$3,518,685	$2,773,922
Interest bearing	13,159,160	12,763,159	12,355,123
Total deposits	16,938,769	16,281,844	15,129,045
Federal Home Loan Bank advances	416,036	733,050	387,672
Other borrowings	187,006	196,465	231,086
Subordinated notes	140,000	140,000	—
Junior subordinated debentures	249,493	249,493	249,493
Trade date securities payable	2,929	3,828	—
Accrued interest payable and other liabilities	316,964	336,225	283,724
Total liabilities	18,251,197	17,940,905	16,281,020
Shareholders’ Equity:
Preferred stock	126,427	126,467	126,477
Common stock	47,475	46,881	46,332
Surplus	1,156,542	1,133,955	1,122,233
Treasury stock	(3,948)	(3,549)	(3,380)
Retained earnings	835,669	803,400	705,234
Accumulated other comprehensive loss	(31,091)	(37,332)	(56,753)
Total shareholders’ equity	2,131,074	2,069,822	1,940,143
Total liabilities and shareholders’ equity	$20,382,271	$20,010,727	$18,221,163

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
(In thousands, except per share data)	March 31, 2015	December 31, 2014	March 31, 2014
Interest income
Interest and fees on loans	$154,676	$157,476	$147,030
Interest bearing deposits with banks	316	495	249
Federal funds sold and securities purchased under resale agreements	2	3	4
Available-for-sale securities	14,400	13,761	13,114
Trading account securities	13	45	9
Federal Home Loan Bank and Federal Reserve Bank stock	769	749	711
Brokerage customer receivables	181	186	209
Total interest income	170,357	172,715	161,326
Interest expense
Interest on deposits	11,814	12,431	11,923
Interest on Federal Home Loan Bank advances	2,156	2,534	2,643
Interest on other borrowings	788	313	750
Interest on subordinated notes	1,775	1,776	—
Interest on junior subordinated debentures	1,933	1,942	2,004
Total interest expense	18,466	18,996	17,320
Net interest income	151,891	153,719	144,006
Provision for credit losses	6,079	6,133	1,880
Net interest income after provision for credit losses	145,812	147,586	142,126
Non-interest income
Wealth management	18,100	18,649	16,813
Mortgage banking	27,800	24,694	16,428
Service charges on deposit accounts	6,297	6,189	5,346
Gains (losses) on available-for-sale securities, net	524	18	(33)
Fees from covered call options	4,360	2,966	1,542
Trading losses, net	(477)	(507)	(652)
Other	7,937	5,648	6,085
Total non-interest income	64,541	57,657	45,529
Non-interest expense
Salaries and employee benefits	90,130	87,633	79,934
Equipment	7,836	7,555	7,403
Occupancy, net	12,351	11,600	10,993
Data processing	5,448	5,313	4,715
Advertising and marketing	3,907	3,669	2,816
Professional fees	4,664	4,039	3,454
Amortization of other intangible assets	1,013	1,171	1,163
FDIC insurance	2,987	2,810	2,951
OREO expense, net	1,411	2,320	3,976
Other	17,571	17,331	13,910
Total non-interest expense	147,318	143,441	131,315
Income before taxes	63,035	61,802	56,340
Income tax expense	23,983	23,669	21,840
Net income	$39,052	$38,133	$34,500
Preferred stock dividends and discount accretion	1,581	1,580	1,581
Net income applicable to common shares	$37,471	$36,553	$32,919
Net income per common share - Basic	$0.79	$0.78	$0.71
Net income per common share - Diluted	$0.76	$0.75	$0.68
Cash dividends declared per common share	$0.11	$0.10	$0.10
Weighted average common shares outstanding	47,239	46,734	46,195
Dilutive potential common shares	4,233	4,243	4,509
Average common shares and dilutive common shares	51,472	50,977	50,704

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), the efficiency ratio, tangible common equity ratio, tangible common book value per share and return on average tangible common equity. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. The Company references the return on average tangible common equity as a measurement of profitability.

The following table presents a reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures for the last five quarters.

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars and shares in thousands)	2015	2014	2014	2014	2014
Calculation of Net Interest Margin and Efficiency Ratio
(A) Interest Income (GAAP)	$170,357	$172,715	$170,676	$166,550	$161,326
Taxable-equivalent adjustment:
- Loans	327	301	315	281	231
- Liquidity Management Assets	727	555	502	489	455
- Other Earning Assets	7	24	11	2	4
Interest Income - FTE	$171,418	$173,595	$171,504	$167,322	$162,016
(B) Interest Expense (GAAP)	18,466	18,996	19,006	17,370	17,320
Net interest income - FTE	$152,952	$154,599	$152,498	$149,952	$144,696
(C) Net Interest Income (GAAP) (A minus B)	$151,891	$153,719	$151,670	$149,180	$144,006
(D) Net interest margin (GAAP)	3.40%	3.44%	3.45%	3.60%	3.59%
Net interest margin - FTE	3.42%	3.46%	3.46%	3.62%	3.61%
(E) Efficiency ratio (GAAP)	68.23%	67.87%	66.02%	65.61%	69.27%
Efficiency ratio - FTE	67.90%	67.59%	65.76%	65.36%	69.02%
(F) Net Overhead Ratio (GAAP)	1.69%	1.76%	1.67%	1.74%	1.93%
Calculation of Tangible Common Equity ratio (at period end)
Total shareholders’ equity	$2,131,074	$2,069,822	$2,028,508	$1,998,235	$1,940,143
(G) Less: Preferred stock	(126,427)	(126,467)	(126,467)	(126,467)	(126,477)
Less: Intangible assets	(439,055)	(424,445)	(426,588)	(398,615)	(391,775)
(H) Total tangible common shareholders’ equity	$1,565,592	$1,518,910	$1,475,453	$1,473,153	$1,421,891
Total assets	$20,382,271	$20,010,727	$19,169,345	$18,895,681	$18,221,163
Less: Intangible assets	(439,055)	(424,445)	(426,588)	(398,615)	(391,775)
(I) Total tangible assets	$19,943,216	$19,586,282	$18,742,757	$18,497,066	$17,829,388
Tangible common equity ratio (H/I)	7.9%	7.8%	7.9%	8.0%	8.0%
Tangible common equity ratio, assuming full conversion of preferred stock ((H-G)/I)	8.5%	8.4%	8.6%	8.7%	8.7%
Calculation of book value per share
Total shareholders’ equity	$2,131,074	$2,069,822	$2,028,508	$1,998,235	$1,940,143
Less: Preferred stock	(126,427)	(126,467)	(126,467)	(126,467)	(126,477)
(J) Total common equity	$2,004,647	$1,943,355	$1,902,041	$1,871,768	$1,813,666
(K) Actual common shares outstanding	47,390	46,805	46,691	46,553	46,259
Book value per share (J/K)	$42.30	$41.52	$40.74	$40.21	$39.21
Tangible common book value per share (H/K)	$33.04	$32.45	$31.60	$31.64	$30.74
Calculation of return on average common equity
(L) Net income applicable to common shares	37,471	36,553	38,643	36,960	32,919
Add: After-tax intangible asset amortization	615	722	739	708	712
(M) Tangible net income applicable to common shares	38,086	37,275	39,382	37,668	33,631
Total average shareholders' equity	2,114,356	2,057,855	2,020,903	1,971,656	1,923,649
Less: Average preferred stock	(126,445)	(126,467)	(126,467)	(126,473)	(126,477)
(N) Total average common shareholders' equity	1,987,911	1,931,388	1,894,436	1,845,183	1,797,172
Less: Average intangible assets	(436,456)	(425,834)	(419,125)	(396,425)	(392,703)
(O) Total average tangible common shareholders’ equity	1,551,455	1,505,554	1,475,311	1,448,758	1,404,469
Return on average common equity, annualized (L/N)	7.64%	7.51%	8.09%	8.03%	7.43%
Return on average tangible common equity, annualized (M/O)	9.96%	9.82%	10.59%	10.43%	9.71%

LOANS
Loan Portfolio Mix and Growth Rates

				% Growth
(Dollars in thousands)	March 31, 2015	December 31, 2014	March 31, 2014	From (1) December 31, 2014	From March 31, 2014
Balance:
Commercial	$4,211,932	$3,924,394	$3,439,197	30%	22%
Commercial real-estate	4,710,486	4,505,753	4,262,255	18	11
Home equity	709,283	716,293	707,748	(4)	—
Residential real-estate	495,925	483,542	426,769	10	16
Premium finance receivables - commercial	2,319,623	2,350,833	2,208,361	(5)	5
Premium finance receivables - life insurance	2,375,654	2,277,571	1,929,334	17	23
Consumer and other(2)	130,156	151,012	159,496	(56)	(18)
Total loans, net of unearned income, excluding covered loans	$14,953,059	$14,409,398	$13,133,160	15%	14%
Covered loans	209,694	226,709	312,478	(30)	(33)
Total loans, net of unearned income	$15,162,753	$14,636,107	$13,445,638	15%	13%
Mix:
Commercial	28%	26%	26%
Commercial real-estate	31	31	32
Home equity	5	5	5
Residential real-estate	3	3	3
Premium finance receivables - commercial	15	16	17
Premium finance receivables - life insurance	16	16	14
Consumer and other(2)	1	1	1
Total loans, net of unearned income, excluding covered loans	99%	98%	98%
Covered loans	1	2	2
Total loans, net of unearned income	100%	100%	100%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans.

As of March 31, 2015		% of Total Balance	Nonaccrual	> 90 Days Past Due and Still Accruing	Allowance For Loan Losses Allocation

(Dollars in thousands)	Balance
Commercial:
Commercial and industrial	$2,484,465	27.8%	$5,586	$—	$22,549
Franchise	225,762	2.6	—	—	1,645
Mortgage warehouse lines of credit	186,372	2.1	—	—	1,376
Community Advantage - homeowner associations	108,382	1.2	—	—	3
Aircraft	6,975	0.1	—	—	9
Asset-based lending	810,685	9.1	—	—	7,033
Tax exempt	205,195	2.3	—	—	1,033
Leases	172,014	1.9	—	—	59
Other	2,735	—	—	—	19
PCI - commercial loans (1)	9,347	0.1	—	612	—
Total commercial	$4,211,932	47.2%	$5,586	$612	$33,726
Commercial Real-Estate:
Residential construction	$46,796	0.5%	$—	$—	$694
Commercial construction	210,031	2.4	—	—	3,315
Land	89,042	1.0	2,646	—	2,216
Office	743,126	8.3	8,243	—	5,181
Industrial	604,326	6.8	3,496	—	4,289
Retail	742,527	8.3	4,975	—	4,856
Multi-family	655,403	7.3	1,750	—	4,925
Mixed use and other	1,552,563	17.4	8,872	—	11,413
PCI - commercial real-estate (1)	66,672	0.8	—	18,120	113
Total commercial real-estate	$4,710,486	52.8%	$29,982	$18,120	$37,002
Total commercial and commercial real-estate	$8,922,418	100.0%	$35,568	$18,732	$70,728

Commercial real-estate - collateral location by state:
Illinois	$3,750,211	79.6%
Wisconsin	476,966	10.1
Total primary markets	$4,227,177	89.7%
Florida	62,504	1.3
Arizona	13,787	0.3
Indiana	95,851	2.0
Other (no individual state greater than 0.8%)	311,167	6.7
Total	$4,710,486	100.0%

(1)
Purchased credit impaired ("PCI") loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

DEPOSITS
Deposit Portfolio Mix and Growth Rates

				% Growth
(Dollars in thousands)	March 31, 2015	December 31, 2014	March 31, 2014	From (1) December 31, 2014	From March 31, 2014
Balance:
Non-interest bearing	$3,779,609	$3,518,685	$2,773,922	30%	36%
NOW and interest bearing demand deposits	2,262,928	2,236,089	1,983,251	5	14
Wealth Management deposits (2)	1,528,963	1,226,916	1,289,134	100	19
Money Market	3,791,762	3,651,467	3,454,271	16	10
Savings	1,563,752	1,508,877	1,443,943	15	8
Time certificates of deposit	4,011,755	4,139,810	4,184,524	(13)	(4)
Total deposits	$16,938,769	$16,281,844	$15,129,045	16%	12%
Mix:
Non-interest bearing	22%	22%	18%
NOW and interest bearing demand deposits	13	14	13
Wealth Management deposits (2)	9	8	8
Money Market	23	22	23
Savings	9	9	10
Time certificates of deposit	24	25	28
Total deposits	100%	100%	100%

(1)	Annualized

(2)
Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of The Chicago Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

Time Certificates of Deposit
Maturity/Re-pricing Analysis
As of March 31, 2015

(Dollars in thousands)	CDARs & Brokered Certificates of Deposit (1)	MaxSafe Certificates of Deposit (1)	Variable Rate Certificates of Deposit (2)	Other Fixed Rate Certificates of Deposit (1)	Total Time Certificates of Deposit	Weighted-Average Rate of Maturing Time Certificates of Deposit (3)
1-3 months	$70,697	$61,153	$155,625	$646,089	$933,564	0.56%
4-6 months	36,934	62,987	—	607,131	707,052	0.72%
7-9 months	2,176	52,785	—	468,245	523,206	0.70%
10-12 months	—	20,145	—	488,653	508,798	0.78%
13-18 months	201,914	13,928	—	478,114	693,956	0.85%
19-24 months	—	15,157	—	242,971	258,128	1.06%
24+ months	43,013	14,526	—	329,512	387,051	1.17%
Total	$354,734	$240,681	$155,625	$3,260,715	$4,011,755	0.78%

(1)	This category of certificates of deposit is shown by contractual maturity date.

(2)	This category includes variable rate certificates of deposit and savings certificates with the majority repricing on at least a monthly basis.

(3)	Weighted-average rate excludes the impact of purchase accounting fair value adjustments.

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the first quarter of 2015 compared to the fourth quarter of 2014 (sequential quarters) and first quarter of 2014 (linked quarters), respectively:

	Average Balance for three months ended,			Interest for three months ended,			Yield/Rate for three months ended,
(Dollars in thousands)	March 31, 2015	December 31, 2014	March 31, 2014	March 31, 2015	December 31, 2014	March 31, 2014	March 31, 2015	December 31, 2014	March 31, 2014
Liquidity management assets(1)(2)(7)	$2,868,906	$2,972,220	$2,646,720	$16,214	$15,563	$14,533	2.29%	2.08%	2.23%
Other earning assets(2)(3)(7)	27,717	29,699	28,925	201	255	222	2.94	3.40	3.12
Loans, net of unearned income(2)(4)(7)	15,031,917	14,469,745	13,278,122	151,316	153,590	140,320	4.08	4.21	4.29
Covered loans	214,211	244,139	325,885	3,687	4,187	6,941	6.98	6.80	8.64
Total earning assets(7)	$18,142,751	$17,715,803	$16,279,652	$171,418	$173,595	$162,016	3.83%	3.89%	4.04%
Allowance for loan and covered loan losses	(96,918)	(97,506)	(110,304)
Cash and due from banks	249,687	243,080	223,324
Other assets	1,530,720	1,505,293	1,588,271
Total assets	$19,826,240	$19,366,670	$17,980,943

Interest-bearing deposits	$12,863,507	$12,771,359	$12,121,185	$11,814	$12,431	$11,923	0.37%	0.39%	0.40%
Federal Home Loan Bank advances	357,532	335,198	388,975	2,156	2,534	2,643	2.45	3.00	2.76
Other borrowings	194,994	84,795	244,950	788	313	750	1.64	1.47	1.24
Subordinated notes	140,000	140,000	—	1,775	1,776	—	5.07	5.07	—
Junior subordinated notes	249,493	249,493	249,493	1,933	1,942	2,004	3.10	3.04	3.21
Total interest-bearing liabilities	$13,805,526	$13,580,845	$13,004,603	$18,466	$18,996	$17,320	0.54%	0.55%	0.54%
Non-interest bearing deposits	3,584,452	3,398,774	2,726,872
Other liabilities	321,906	329,196	325,819
Equity	2,114,356	2,057,855	1,923,649
Total liabilities and shareholders’ equity	$19,826,240	$19,366,670	$17,980,943
Interest rate spread(5)(7)							3.29%	3.34%	3.50%
Net free funds/contribution(6)	$4,337,225	$4,134,958	$3,275,049				0.13%	0.12%	0.11%
Net interest income/ margin(7)				$152,952	$154,599	$144,696	3.42%	3.46%	3.61%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)
Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014 were $1.1 million, $880,000 and $690,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)
Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

Interest Rate Sensitivity
As an ongoing part of its financial strategy, the Company attempts to manage the impact of fluctuations in market interest rates on net interest income. Management measures its exposure to changes in interest rates by modeling many different interest rate scenarios.
The following interest rate scenarios display the percentage change in net interest income over a one-year time horizon assuming increases of 100 and 200 basis points and a decrease of 100 basis points. The Static Shock Scenario results incorporate actual cash flows and repricing characteristics for balance sheet instruments following an instantaneous, parallel change in market rates based upon a static (i.e. no growth or constant) balance sheet. Conversely, the Ramp Scenario results incorporate management’s projections of future volume and pricing of each of the product lines following a gradual, parallel change in market rates over twelve months. Actual results may differ from these simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies. The interest rate sensitivity for both the Static Shock and Ramp Scenarios at March 31, 2015, December 31, 2014 and March 31, 2014 is as follows:

Static Shock Scenarios	+200 Basis Points	+100 Basis Points	-100 Basis Points
March 31, 2015	16.7%	8.4%	(9.3)%
December 31, 2014	13.4%	6.4%	(10.1)%
March 31, 2014	12.7%	5.9%	(12.7)%

Ramp Scenarios	+200 Basis Points	+100 Basis Points	-100 Basis Points
March 31, 2015	6.8%	3.0%	(3.7)%
December 31, 2014	5.4%	2.5%	(3.9)%
March 31, 2014	5.8%	3.1%	(4.5)%
These results indicate that the Company has positioned its balance sheet to benefit from a rise in interest rates. This analysis also indicates that the Company would benefit to a greater magnitude should a rise in interest rates be significant (i.e. 200 basis points) and immediate (Static Shock Scenario).

NON-INTEREST INCOME
The following table presents non-interest income by category for the periods presented:

	Three Months Ended
	March 31,	December 31,	March 31,	Q1 2015 compared to Q4 2014		Q1 2015 compared to Q1 2014
(Dollars in thousands)	2015	2014	2014	$ Change	% Change	$ Change	% Change
Brokerage	$6,852	$7,892	$7,091	$(1,040)	(13)%	$(239)	(3)%
Trust and asset management	11,248	10,757	9,722	491	5	1,526	16
Total wealth management	18,100	18,649	16,813	(549)	(3)	1,287	8
Mortgage banking	27,800	24,694	16,428	3,106	13	11,372	69
Service charges on deposit accounts	6,297	6,189	5,346	108	2	951	18
Gains (losses) on available-for-sale securities, net	524	18	(33)	506	NM	557	NM
Fees from covered call options	4,360	2,966	1,542	1,394	47	2,818	NM
Trading losses, net	(477)	(507)	(652)	30	6	175	27
Other:
Interest rate swap fees	2,191	1,119	951	1,072	96	1,240	NM
Bank Owned Life Insurance	766	661	712	105	16	54	8
Administrative services	1,026	1,107	859	(81)	(7)	167	19
Miscellaneous	3,954	2,761	3,563	1,193	43	391	11
Total Other	7,937	5,648	6,085	2,289	41	1,852	30
Total Non-Interest Income	$64,541	$57,657	$45,529	$6,884	12%	$19,012	42%
NM - Not Meaningful

The significant changes in non-interest income for the quarter ended March 31, 2015 compared to the quarters ended December 31, 2014 and March 31, 2014 are discussed below.

Wealth management revenue totaled $18.1 million in the first quarter of 2015 compared to $18.6 million in the fourth quarter of 2014, a decrease of 3%, and $16.8 million in the first quarter of 2014, an increase of 8%. The decrease during the current quarter as compared to the fourth quarter of 2014 is primarily due to higher brokerage commissions earned in the fourth quarter partially offset by higher trust and asset management revenues due to growth in assets under management from new customers and market appreciation in the current quarter. The increase in the current quarter as compared to the prior year quarter is primarily a result of growth in assets under management from new customers and market appreciation. Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and Great Lakes Advisors and the brokerage commissions, money managed fees and insurance product commissions at Wayne Hummer Investments.

For the quarter ended March 31, 2015, mortgage banking revenue totaled $27.8 million, an increase of $3.1 million, or 13%, when compared to the fourth quarter of 2014, and an increase of $11.4 million, or 69%, when compared to the first quarter of 2014. The increase in mortgage banking revenue in the first quarter of 2015 as compared to the fourth quarter of 2014 and prior year period resulted primarily from a favorable mortgage banking environment in the current quarter. Mortgage loans originated or purchased for sale were $941.7 million in the current quarter as compared to $838.3 million in the fourth quarter of 2014 and $527.3 million in the first quarter of 2014. Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market.

Service charges on deposit accounts totaled $6.3 million in the first quarter of 2015, an increase of $108,000 and $951,000 compared to the quarters ended December 31, 2014 and March 31, 2014, respectively. The increase in the current quarter compared to the fourth quarter of 2014 resulted primarily from higher account analysis fees on deposit accounts which have increased as a result of the Company's commercial banking initiative.

Fees from covered call option transactions totaled $4.4 million for the first quarter 2015, compared to $3.0 million for the fourth quarter of 2014 and $1.5 million for the first quarter of 2014. The Company has typically written call options with terms of less than three months against certain U.S. Treasury and agency securities held in its portfolio for liquidity and other purposes. Management has effectively entered into these transactions with the goal of economically hedging security positions and enhancing its overall return on its investment portfolio by using fees generated from these options to compensate for net interest margin compression. These option transactions are designed to mitigate overall interest rate risk and to increase the total return associated with holding certain investment securities and do not qualify as hedges pursuant to accounting guidance. Fees from covered call options increased in the current quarter primarily as a result of selling call options against a larger value of underlying securities resulting in higher premiums received by the Company. There were no outstanding call option contracts at March 31, 2015, December 31, 2014 and March 31, 2014.

The Company recognized $477,000 of trading losses in the first quarter of 2015 compared to trading losses of $507,000 in the fourth quarter of 2014 and trading losses of $652,000 in the first quarter of 2014. Trading gains and losses recorded by the Company primarily result from fair value adjustments related to interest rate derivatives not designated as hedges, primarily interest rate cap instruments that the Company uses to manage interest rate risk, specifically in the event of future increases in short-term interest rates. The change in value of the cap derivatives reflects the present value of expected cash flows over the remaining life of the caps. These expected cash flows are derived from the expected path for and a measure of volatility for short-term interest rates.

Other non-interest income totaled $7.9 million in the first quarter of 2015 compared to $5.6 million in the fourth quarter of 2014 and $6.1 million in the first quarter of 2014. Other non-interest income increased in the first quarter of 2015 as compared to the fourth quarter of 2014 and prior year period, primarily due to an increase in swap fee revenues resulting from interest rate hedging transactions related to both customer-based trades and the related matched trades with inter-bank dealer counterparties.

NON-INTEREST EXPENSE
The following table presents non-interest expense by category for the periods present:

	Three Months Ended
	March 31,	December 31,	March 31,	Q1 2015 compared to Q4 2014		Q1 2015 compared to Q1 2014
(Dollars in thousands)	2015	2014	2014	$ Change	% Change	$ Change	% Change
Salaries and employee benefits:
Salaries	$46,848	$45,255	$43,736	$1,593	4%	$3,112	7%
Commissions and incentive compensation	25,494	28,369	21,534	(2,875)	(10)	3,960	18
Benefits	17,788	14,009	14,664	3,779	27	3,124	21
Total salaries and employee benefits	90,130	87,633	79,934	2,497	3	10,196	13
Equipment	7,836	7,555	7,403	281	4	433	6
Occupancy, net	12,351	11,600	10,993	751	6	1,358	12
Data processing	5,448	5,313	4,715	135	3	733	16
Advertising and marketing	3,907	3,669	2,816	238	6	1,091	39
Professional fees	4,664	4,039	3,454	625	15	1,210	35
Amortization of other intangible assets	1,013	1,171	1,163	(158)	(13)	(150)	(13)
FDIC insurance	2,987	2,810	2,951	177	6	36	1
OREO expense, net	1,411	2,320	3,976	(909)	(39)	(2,565)	(65)
Other:
Commissions - 3rd party brokers	1,386	1,470	1,657	(84)	(6)	(271)	(16)
Postage	1,633	1,724	1,429	(91)	(5)	204	14
Miscellaneous	14,552	14,137	10,824	415	3	3,728	34
Total other	17,571	17,331	13,910	240	1	3,661	26
Total Non-Interest Expense	$147,318	$143,441	$131,315	$3,877	3%	$16,003	12%

The significant changes in non-interest expense for the quarter ended March 31, 2015 compared to the quarters ended December 31, 2014 and March 31, 2014 are discussed below.

Salaries and employee benefits expense increased $2.5 million, or 3%, in the first quarter of 2015 compared to the fourth quarter of 2014 primarily as a result of a $3.8 million increase in employee benefits resulting from higher payroll taxes and an increase of $1.6 million in salaries caused by the addition of employees from the acquisition of Delavan and larger staffing as the Company grows, partially offset by a $2.9 million decrease in commissions and incentive compensation related to lower expenses on variable pay based arrangements. Salaries and employee benefits expense increased $10.2 million, or 13%, compared to the first quarter of 2014 primarily as a result of a $4.0 million increase in commissions and incentive compensation primarily attributable to higher expenses on variable pay based arrangements, a $3.1 million increase in employee benefits resulting from adjustments to pension liabilities in the prior year quarter as well as higher payroll taxes and a $3.1 million increase in salaries as a result of various acquisitions and additional staffing as the Company grows.

Equipment expense totaled $7.8 million for the first quarter of 2015, an increase of $281,000 compared to the fourth quarter of 2014 and an increase of $433,000 compared to the first quarter of 2014. The increase in the current quarter compared to the prior year quarter is primarily related to increased software license fees. Equipment expense includes depreciation on equipment, maintenance and repairs, equipment rental and software license fees.

Occupancy expense for the first quarter of 2015 was $12.4 million, an increase of $751,000, or 6%, compared to the fourth quarter of 2014 and an increase of $1.4 million, or 12%, compared to the same period in 2014. The increase in the first quarter of 2015 as compared to the fourth quarter of 2014 and first quarter of 2014 is primarily the result of increased rent expense on leased properties as well as additional depreciation and utility and maintenance expenses on owned locations including those obtained in the Company's acquisitions. Occupancy expense includes depreciation on premises, real estate taxes, utilities and maintenance of premises, as well as net rent expense for leased premises.

Advertising and marketing expenses totaled $3.9 million in the first quarter of 2015, an increase of $238,000 compared to the fourth quarter of 2014 and an increase of $1.1 million compared to the first quarter of 2014. The increase in the current quarter compared to the prior year quarter relates primarily to expenses for community-related advertisements and sponsorships.

Professional fees for the first quarter of 2015 were $4.7 million, compared to $4.0 million for the fourth quarter of 2014 and $3.5 million in the first quarter of 2014. The increase in professional fees in the current quarter as compared to the fourth quarter of

2014 and first quarter of 2014 is due to an increase in legal expenses, including legal fees incurred in connection with recent acquisitions. Professional fees include legal, audit and tax fees, external loan review costs and normal regulatory exam assessments.

OREO expense totaled $1.4 million in the first quarter of 2015 compared to OREO expense of $2.3 million recorded in the fourth quarter of 2014 and $4.0 million recorded in the first quarter of 2014. OREO expense was lower in the current quarter compared to the quarter ended December 31, 2014 and March 31, 2014 primarily due to fewer negative valuation adjustments of certain OREO properties as well as higher gains recorded on covered OREO sales in the current quarter. OREO costs include all costs related to obtaining, maintaining and selling other real estate owned properties.

Miscellaneous expense in the first quarter of 2015 increased $415,000, or 3%, compared to the quarter ended December 31, 2014 and increased $3.7 million, or 34%, compared to the quarter ended March 31, 2014. Miscellaneous expense includes ATM expenses, correspondent bank charges, directors' fees, telephone, travel and entertainment, corporate insurance, dues and subscriptions, problem loan expenses and lending origination costs that are not deferred.

The non-interest expense categories discussed above include expenses related to acquisitions. The following table presents the detail of these acquisition related expenses:

Three Months Ended,
March 31,
(Dollars in thousands)	2015
Salaries and employee benefits:
Salaries	$12
Benefits	3
Total salaries and employee benefits	15
Occupancy, net	16
Data processing	130
Advertising and marketing	5
Professional fees	568
Miscellaneous	4
Total Acquisition Related Expenses	$738

ASSET QUALITY
Allowance for Credit Losses, excluding covered loans

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2015	2014	2014
Allowance for loan losses at beginning of period	$91,705	$91,019	$96,922
Provision for credit losses	6,185	6,744	3,304
Other adjustments	(248)	(236)	(148)
Reclassification from (to) allowance for unfunded lending-related commitments	(113)	46	(18)
Charge-offs:
Commercial	677	289	648
Commercial real estate	1,005	4,434	4,493
Home equity	584	150	2,267
Residential real estate	631	630	226
Premium finance receivables - commercial	1,263	1,463	1,210
Premium finance receivables - life insurance	—	4	—
Consumer and other	111	156	173
Total charge-offs	4,271	7,126	9,017
Recoveries:
Commercial	370	315	317
Commercial real estate	312	572	145
Home equity	48	57	257
Residential real estate	76	19	131
Premium finance receivables - commercial	329	219	319
Premium finance receivables - life insurance	—	6	2
Consumer and other	53	70	61
Total recoveries	1,188	1,258	1,232
Net charge-offs	(3,083)	(5,868)	(7,785)
Allowance for loan losses at period end	$94,446	$91,705	$92,275
Allowance for unfunded lending-related commitments at period end	888	775	737
Allowance for credit losses at period end	$95,334	$92,480	$93,012
Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	0.03%	—%	0.04%
Commercial real estate	0.06	0.34	0.41
Home equity	0.30	0.05	1.14
Residential real estate	0.28	0.30	0.06
Premium finance receivables - commercial	0.16	0.21	0.16
Premium finance receivables - life insurance	—	—	—
Consumer and other	0.13	0.19	0.26
Total loans, net of unearned income, excluding covered loans	0.08%	0.16%	0.24%
Net charge-offs as a percentage of the provision for credit losses	49.87%	86.98%	235.65%
Loans at period-end, excluding covered loans	$14,953,059	$14,409,398	$13,133,160
Allowance for loan losses as a percentage of loans at period end	0.63%	0.64%	0.70%
Allowance for credit losses as a percentage of loans at period end	0.64%	0.64%	0.71%

The allowance for credit losses, excluding the allowance for covered loan losses, is comprised of the allowance for loan losses and the allowance for unfunded lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for unfunded lending-related commitments (separate liability account) relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The provision for credit losses, excluding the provision for covered loan losses, may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit).

The provision for credit losses, excluding the provision for covered loan losses, totaled $6.2 million for the first quarter of 2015 compared to $6.7 million for the fourth quarter of 2014 and $3.3 million for the first quarter of 2014. The lower provision for credit losses in the first quarter of 2014 was primarily due to a reduction recorded in the provision associated with general reserves during that period. The reduction at that time was driven by improvement in credit quality metrics compared to periods prior to the first quarter of 2014, including historical charge-off rates and lower levels of non-performing and adversely classified loans. Credit quality metrics remained relatively stable in the first quarter of 2015 compared to the same period of the prior year.

Net charge-offs as a percentage of loans, excluding covered loans, for the first quarter of 2015 totaled eight basis points on an annualized basis compared to 16 basis points on an annualized basis in the fourth quarter of 2014 and 24 basis points on an annualized basis in the first quarter of 2014. Net charge-offs totaled $3.1 million in the first quarter of 2015, a $2.8 million decrease from $5.9 million in the fourth quarter of 2014 and a $4.7 million decrease from $7.8 million in the first quarter of 2014. Compared to the first quarter of 2014, net charge-offs decreased primarily as a result of a $3.7 million and $1.5 million decrease in net charge-offs within the commercial real-estate and home equity loan portfolios, respectively.

Excluding the allowance for covered loan losses, the allowance for credit losses at March 31, 2015 totaled $95.3 million, or 0.64% of total loans, compared to $92.5 million, or 0.64% of total loans, at December 31, 2014 and $93.0 million, or 0.71% of total loans, at March 31, 2014. The allowance for unfunded lending-related commitments totaled $888,000 as of March 31, 2015 compared to $775,000 as of December 31, 2014 and $737,000 as of March 31, 2014.
Management believes the allowance for credit losses is appropriate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for credit losses will be dependent upon management’s assessment of the appropriateness of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.
The Company also provides a provision for covered loan losses on covered loans and maintains an allowance for covered loan losses on covered loans. Please see “Covered Assets” later in this document for more detail.
The following table presents the provision for credit losses and allowance for credit losses by component for the periods presented:

	Three months ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2015	2014	2014
Provision for loan losses	$6,072	$6,790	$3,286
Provision for unfunded lending-related commitments	113	(46)	18
Provision for covered loan losses	(106)	(611)	(1,424)
Provision for credit losses	$6,079	$6,133	$1,880

	Period End
	March 31,	December 31,	March 31,
	2015	2014	2014
Allowance for loan losses	$94,446	$91,705	$92,275
Allowance for unfunded lending-related commitments	888	775	737
Allowance for covered loan losses	1,878	2,131	3,447
Allowance for credit losses	$97,212	$94,611	$96,459

The tables below summarize the calculation of allowance for loan losses for the Company’s core loan portfolio and consumer, niche and purchased loan portfolio as of March 31, 2015 and December 31, 2014.

	As of March 31, 2015
	Recorded	Calculated	As a percentage of its own respective
(Dollars in thousands)	Investment	Allowance	category’s balance
Commercial:(1)
Commercial and industrial	$2,414,570	$22,534	0.93%
Asset-based lending	806,918	7,033	0.87
Tax exempt	204,024	1,033	0.51
Leases	172,014	59	0.03
Other	2,735	19	0.69
Commercial real-estate:(1)
Residential construction	45,803	694	1.52
Commercial construction	208,215	3,315	1.59
Land	82,094	2,216	2.70
Office	710,863	5,151	0.72
Industrial	583,989	4,287	0.73
Retail	707,117	4,855	0.69
Multi-family	618,975	4,925	0.80
Mixed use and other	1,409,264	11,405	0.81
Home equity(1)	687,867	12,641	1.84
Residential real-estate(1)	458,830	3,973	0.87
Total core loan portfolio	$9,113,278	$84,140	0.92%
Commercial:
Franchise	$225,762	$1,645	0.73%
Mortgage warehouse lines of credit	186,372	1,376	0.74
Community Advantage - homeowner associations	108,382	3	—
Aircraft	6,975	9	0.13
Purchased non-covered commercial loans (2)	84,180	15	0.02
Commercial real-estate:
Purchased non-covered commercial real-estate (2)	344,166	154	0.04
Purchased non-covered home equity (2)	21,416	23	0.11
Purchased non-covered residential real-estate (2)	37,095	123	0.33
Premium finance receivables
U.S. commercial insurance loans	2,046,580	4,789	0.23
Canada commercial insurance loans (2)	273,043	529	0.19
Life insurance loans (1)	1,986,606	674	0.03
Purchased life insurance loans (2)	389,048	—	—
Consumer and other (1)	126,122	965	0.77
Purchased non-covered consumer and other (2)	4,034	1	0.02
Total consumer, niche and purchased loan portfolio	$5,839,781	$10,306	0.18%
Total loans, net of unearned income, excluding covered loans	$14,953,059	$94,446	0.63%
Non-accretable credit discounts on purchased loans reported in accordance with ASC 310-30, excluding covered loans		$14,442
Total allowance for loan losses and non-accretable credit discounts on purchased loans, excluding covered loans		$108,888	0.73%

(1)	Excludes purchased loans reported in accordance with ASC 310-20 and ASC 310-30.

(2)	Purchased loans represent loans reported in accordance with ASC 310-20 and ASC 310-30.

	As of December 31, 2014
	Recorded	Calculated	As a percentage of its own respective
(Dollars in thousands)	Investment	Allowance	category’s balance
Commercial:(1)
Commercial and industrial	$2,178,023	$20,741	0.95%
Asset-based lending	801,937	7,051	0.88
Tax exempt	217,299	1,077	0.50
Leases	160,104	32	0.02
Other	11,034	79	0.72
Commercial real-estate:(1)
Residential construction	38,475	609	1.58
Commercial construction	184,463	2,780	1.51
Land	85,782	2,289	2.67
Office	673,663	4,596	0.68
Industrial	601,330	3,890	0.65
Retail	699,001	4,990	0.71
Multi-family	573,074	4,366	0.76
Mixed use and other	1,365,627	11,876	0.87
Home equity(1)	697,121	12,472	1.79
Residential real-estate(1)	457,272	4,082	0.89
Total core loan portfolio	$8,744,205	$80,930	0.93%
Commercial:
Franchise	$233,316	$1,696	0.73%
Mortgage warehouse lines of credit	139,003	995	0.72
Community Advantage - homeowner associations	106,364	3	—
Aircraft	7,135	10	0.14
Purchased non-covered commercial loans (2)	70,179	15	0.02
Commercial real-estate:
Purchased non-covered commercial real-estate (2)	284,338	137	0.05
Purchased non-covered home equity (2)	19,172	28	0.15
Purchased non-covered residential real-estate (2)	26,270	136	0.52
Premium finance receivables
U.S. commercial insurance loans	2,039,299	5,155	0.25
Canada commercial insurance loans (2)	311,534	571	0.18
Life insurance loans (1)	1,884,092	787	0.04
Purchased life insurance loans (2)	393,479	—	—
Consumer and other (1)	146,891	1,240	0.84
Purchased non-covered consumer and other (2)	4,121	2	0.05
Total consumer, niche and purchased loan portfolio	$5,665,193	$10,775	0.19%
Total loans, net of unearned income, excluding covered loans	$14,409,398	$91,705	0.64%
Non-accretable credit discounts on purchased loans reported in accordance with ASC 310-30, excluding covered loans		$15,138
Total allowance for loan losses and non-accretable credit discounts on purchased loans, excluding covered loans		$106,843	0.74%

(1)	Excludes purchased loans reported in accordance with ASC 310-20 and ASC 310-30.

(2)	Purchased loans represent loans reported in accordance with ASC 310-20 and ASC 310-30.

As part of a quarterly review performed by Management to determine if the Company’s allowance for loan losses is appropriate, an analysis is prepared on the loan portfolio based upon a breakout of core loans and consumer, niche and purchased loans. A summary of the allowance for loan losses calculated for the loan components in both the core loan portfolio and the consumer, niche and purchased loan portfolio was shown on the previous pages as of March 31, 2015 and December 31, 2014. The allowance for loan losses to the core loans was 0.92% compared to 0.18% for consumer, niche and purchased loans and 0.63% for the entire loan portfolio as of March 31, 2015. As of December 31, 2014, the allowance for loan losses to core loans was 0.93% compared to 0.19% for consumer, niche and purchased loans and 0.64% for the entire loan portfolio.

The decrease in the allowance for loan losses to core loans in the first quarter of 2015 compared to the fourth quarter of 2014 was attributable to a shift in the mix of core loans requiring ASC 450 reserves (general reserves) in the current quarter and a smaller population of core loans requiring ASC 310 reserves (specific reserves).  Loans requiring ASC 450 reserves typically have lower reserve factors as compared to core loans requiring ASC 310 reserves.  ASC 310 reserves are maintained on impaired loans.

As discussed within this section, credit quality metrics improved in the current quarter compared to the same quarter of last year including a reduction in the level of non-performing assets, increased allowance for loan losses coverage of non-performing loans and decreased net charge-offs. These current credit quality metrics are comparable to the pre-credit crisis levels reported between 2005 and 2008. However, we are able to carry a slightly lower ratio of allowance for loan losses to total loans than during the pre-credit crisis period as the result of the fact that the mix of the Company's loan portfolio is now more heavily weighted toward niche and purchased loans which historically require lower reserves. The niche and purchased components of our total loan portfolio now comprise 39% as compared to 23% of the total loan portfolio at December 31, 2005. Our current loan portfolio is comprised of a core portion totaling $9.1 billion with a 0.92% basis point allowance for loan losses and a niche and purchased component totaling $5.8 billion that only requires 0.18% basis points of allowance for loan losses.

Purchased loans acquired in a business combination are recorded at estimated fair value on their purchase date. In accordance with accounting guidance, credit deterioration on purchased loans is recorded as a credit discount at the time of purchase instead of as an increase to the allowance for loan losses. For analysis purposes, the Company has combined the non-accretable credit discounts recorded on purchased loans with the total allowance for loan losses in the previous tables to present the total credit reserves available on its loan portfolio. The total allowance for loan losses and non-accretable credit discounts on purchased loans was 0.73% of the total loan portfolio as of March 31, 2015 as compared to 0.74% as of December 31, 2014. The Company expects the total allowance for loan losses and non-accretable credit discounts on purchased loans to total loans ratio to increase in periods that have acquisitions and decrease in periods without acquisitions, based on the performance of the purchased loan portfolios.

The table below shows the aging of the Company’s loan portfolio at March 31, 2015:

		90+ days	60-89	30-59
As of March 31, 2015		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial
Commercial and industrial	$5,586	$—	$4,756	$16,949	$2,457,174	$2,484,465
Franchise	—	—	—	457	225,305	225,762
Mortgage warehouse lines of credit	—	—	—	—	186,372	186,372
Community Advantage - homeowners association	—	—	—	—	108,382	108,382
Aircraft	—	—	291	389	6,295	6,975
Asset-based lending	—	—	—	4,819	805,866	810,685
Tax exempt	—	—	—	—	205,195	205,195
Leases	—	—	65	517	171,432	172,014
Other	—	—	—	—	2,735	2,735
PCI - commercial (1)	—	612	—	—	8,735	9,347
Total commercial	5,586	612	5,112	23,131	4,177,491	4,211,932
Commercial real-estate
Residential construction	—	—	—	—	46,796	46,796
Commercial construction	—	—	—	992	209,039	210,031
Land	2,646	—	—	1,942	84,454	89,042
Office	8,243	—	171	3,144	731,568	743,126
Industrial	3,496	—	61	1,719	599,050	604,326
Retail	4,975	—	—	2,562	734,990	742,527
Multi-family	1,750	—	393	3,671	649,589	655,403
Mixed use and other	8,872	—	808	10,847	1,532,036	1,552,563
PCI - commercial real-estate (1)	—	18,120	4,639	3,242	40,671	66,672
Total commercial real-estate	29,982	18,120	6,072	28,119	4,628,193	4,710,486
Home equity	7,665	—	693	2,825	698,100	709,283
Residential real estate	14,248	—	753	8,735	469,826	493,562
PCI - residential real estate (1)	—	266	—	84	2,013	2,363
Premium finance receivables
Commercial insurance loans	15,902	8,062	4,476	19,392	2,271,791	2,319,623
Life insurance loans	—	—	8,994	5,415	1,972,197	1,986,606
PCI - life insurance loans (1)	—	—	—	—	389,048	389,048
Consumer and other	236	91	111	634	129,084	130,156
Total loans, net of unearned income, excluding covered loans	$73,619	$27,151	$26,211	$88,335	$14,737,743	$14,953,059
Covered loans	7,079	16,434	558	6,128	179,495	209,694
Total loans, net of unearned income	$80,698	$43,585	$26,769	$94,463	$14,917,238	$15,162,753

(1)	PCI loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

As of March 31, 2015 Aging as a % of Loan Balance	Nonaccrual	90+ days and still accruing	60-89 days past due	30-59 days past due	Current	Total Loans
Commercial
Commercial and industrial	0.2%	—%	0.2%	0.7%	98.9%	100.0%
Franchise	—	—	—	0.2	99.8	100.0
Mortgage warehouse lines of credit	—	—	—	—	100.0	100.0
Community Advantage - homeowners association	—	—	—	—	100.0	100.0
Aircraft	—	—	4.2	5.6	90.2	100.0
Asset-based lending	—	—	—	0.6	99.4	100.0
Tax exempt	—	—	—	—	100.0	100.0
Leases	—	—	—	0.3	99.7	100.0
Other	—	—	—	—	100.0	100.0
PCI - commercial(1)	—	6.5	—	—	93.5	100.0
Total commercial	0.1	—	0.1	0.6	99.2	100.0
Commercial real-estate
Residential construction	—	—	—	—	100.0	100.0
Commercial construction	—	—	—	0.5	99.5	100.0
Land	3.0	—	—	2.2	94.8	100.0
Office	1.1	—	—	0.4	98.5	100.0
Industrial	0.6	—	—	0.3	99.1	100.0
Retail	0.7	—	—	0.3	99.0	100.0
Multi-family	0.3	—	0.1	0.6	99.0	100.0
Mixed use and other	0.6	—	0.1	0.7	98.6	100.0
PCI - commercial real-estate (1)	—	27.2	7.0	4.9	60.9	100.0
Total commercial real-estate	0.6	0.4	0.1	0.6	98.3	100.0
Home equity	1.1	—	0.1	0.4	98.4	100.0
Residential real estate	2.9	—	0.2	1.8	95.1	100.0
PCI - residential real estate(1)	—	11.3	—	3.6	85.1	100.0
Premium finance receivables
Commercial insurance loans	0.7	0.4	0.2	0.8	97.9	100.0
Life insurance loans	—	—	0.5	0.3	99.2	100.0
PCI - life insurance loans (1)	—	—	—	—	100.0	100.0
Consumer and other	0.2	0.1	0.1	0.5	99.1	100.0
Total loans, net of unearned income, excluding covered loans	0.5%	0.2%	0.2%	0.6%	98.5%	100.0%
Covered loans	3.4	7.8	0.3	2.9	85.6	100.0
Total loans, net of unearned income	0.5%	0.3%	0.2%	0.6%	98.4%	100.0%
As of March 31, 2015, $26.2 million of all loans, excluding covered loans, or 0.2%, were 60 to 89 days past due and $88.3 million, or 0.6%, were 30 to 59 days (or one payment) past due. As of December 31, 2014, $38.0 million of all loans, excluding covered loans, or 0.3%, were 60 to 89 days past due and $67.8 million, or 0.5%, were 30 to 59 days (or one payment) past due. The majority of the commercial and commercial real estate loans shown as 60 to 89 days and 30 to 59 days past due are included on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis.
The Company’s home equity and residential loan portfolios continue to exhibit low delinquency ratios. Home equity loans at March 31, 2015 that are current with regard to the contractual terms of the loan agreement represent 98.4% of the total home equity portfolio. Residential real estate loans at March 31, 2015 that are current with regards to the contractual terms of the loan agreements comprise 95.1% of total residential real estate loans outstanding, which includes purchased non-covered residential real-estate.

The table below shows the aging of the Company’s loan portfolio at December 31, 2014:

		90+ days	60-89	30-59
As of December 31, 2014		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial
Commercial and industrial	$9,132	$474	$3,161	$7,492	$2,213,105	$2,233,364
Franchise	—	—	308	1,219	231,789	233,316
Mortgage warehouse lines of credit	—	—	—	—	139,003	139,003
Community Advantage - homeowners association	—	—	—	—	106,364	106,364
Aircraft	—	—	—	—	8,065	8,065
Asset-based lending	25	—	1,375	2,394	802,608	806,402
Tax exempt	—	—	—	—	217,487	217,487
Leases	—	—	77	315	159,744	160,136
Other	—	—	—	—	11,034	11,034
PCI - commercial(1)	—	365	202	138	8,518	9,223
Total commercial	9,157	839	5,123	11,558	3,897,717	3,924,394
Commercial real-estate
Residential construction	—	—	250	76	38,370	38,696
Commercial construction	230	—	—	2,023	185,513	187,766
Land	2,656	—	—	2,395	86,779	91,830
Office	7,288	—	2,621	1,374	694,149	705,432
Industrial	2,392	—	—	3,758	617,820	623,970
Retail	4,152	—	116	3,301	723,919	731,488
Multi-family	249	—	249	1,921	603,323	605,742
Mixed use and other	9,638	—	2,603	9,023	1,443,853	1,465,117
PCI - commercial real-estate (1)	—	10,976	6,393	4,016	34,327	55,712
Total commercial real-estate	26,605	10,976	12,232	27,887	4,428,053	4,505,753
Home equity	6,174	—	983	3,513	705,623	716,293
Residential real estate	15,502	—	267	6,315	459,224	481,308
PCI - residential real estate (1)	—	549	—	—	1,685	2,234
Premium finance receivables
Commercial insurance loans	12,705	7,665	5,995	17,328	2,307,140	2,350,833
Life insurance loans	—	—	13,084	339	1,870,669	1,884,092
PCI - life insurance loans (1)	—	—	—	—	393,479	393,479
Consumer and other	277	119	293	838	149,485	151,012
Total loans, net of unearned income, excluding covered loans	$70,420	$20,148	$37,977	$67,778	$14,213,075	$14,409,398
Covered loans	7,290	17,839	1,304	4,835	195,441	226,709
Total loans, net of unearned income	$77,710	$37,987	$39,281	$72,613	$14,408,516	$14,636,107

(1)	PCI loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

As of December 31, 2014 Aging as a % of Loan Balance:	Nonaccrual	90+ days and still accruing	60-89 days past due	30-59 days past due	Current	Total Loans
Commercial
Commercial and industrial	0.4%	—%	0.1%	0.3%	99.2%	100.0%
Franchise	—	—	0.1	0.5	99.4	100.0
Mortgage warehouse lines of credit	—	—	—	—	100.0	100.0
Community Advantage - homeowners association	—	—	—	—	100.0	100.0
Aircraft	—	—	—	—	100.0	100.0
Asset-based lending	—	—	0.2	0.3	99.5	100.0
Tax exempt	—	—	—	—	100.0	100.0
Leases	—	—	—	0.2	99.8	100.0
Other	—	—	—	—	100.0	100.0
PCI - commercial(1)	—	4.0	2.2	1.5	92.3	100.0
Total commercial	0.2	—	0.1	0.3	99.4	100.0
Commercial real-estate
Residential construction	—	—	0.6	0.2	99.2	100.0
Commercial construction	0.1	—	—	1.1	98.8	100.0
Land	2.9	—	—	2.6	94.5	100.0
Office	1.0	—	0.4	0.2	98.4	100.0
Industrial	0.4	—	—	0.6	99.0	100.0
Retail	0.6	—	—	0.5	98.9	100.0
Multi-family	—	—	—	0.3	99.7	100.0
Mixed use and other	0.7	—	0.2	0.6	98.5	100.0
PCI - commercial real-estate (1)	—	19.7	11.5	7.2	61.6	100.0
Total commercial real-estate	0.6	0.2	0.3	0.6	98.3	100.0
Home equity	0.9	—	0.1	0.5	98.5	100.0
Residential real estate	3.2	—	0.1	1.3	95.4	100.0
PCI - residential real estate (1)	—	24.6	—	—	75.4	100.0
Premium finance receivables
Commercial insurance loans	0.5	0.3	0.3	0.7	98.2	100.0
Life insurance loans	—	—	0.7	—	99.3	100.0
PCI - life insurance loans (1)	—	—	—	—	100.0	100.0
Consumer and other	0.2	0.1	0.2	0.6	98.9	100.0
Total loans, net of unearned income, excluding covered loans	0.5%	0.1%	0.3%	0.5%	98.6%	100.0%
Covered loans	3.2	7.9	0.6	2.1	86.2	100.0
Total loans, net of unearned income	0.5%	0.3%	0.3%	0.5%	98.4%	100.0%

Non-performing Assets, excluding covered assets
The following table sets forth Wintrust’s non-performing assets and troubled debt restructurings ("TDRs") performing under the contractual terms of the loan agreement, excluding covered assets and non-covered PCI loans, at the dates indicated.

	March 31,	December 31,	March 31,
(Dollars in thousands)	2015	2014	2014
Loans past due greater than 90 days and still accruing(1):
Commercial	$—	$474	$387
Commercial real-estate	—	—	—
Home equity	—	—	—
Residential real-estate	—	—	—
Premium finance receivables - commercial	8,062	7,665	6,808
Premium finance receivables - life insurance	—	—	—
Consumer and other	91	119	57
Total loans past due greater than 90 days and still accruing	8,153	8,258	7,252
Non-accrual loans(2):
Commercial	5,586	9,157	11,782
Commercial real-estate	29,982	26,605	33,733
Home equity	7,665	6,174	7,311
Residential real-estate	14,248	15,502	14,385
Premium finance receivables - commercial	15,902	12,705	14,517
Premium finance receivables - life insurance	—	—	—
Consumer and other	236	277	1,144
Total non-accrual loans	73,619	70,420	82,872
Total non-performing loans:
Commercial	5,586	9,631	12,169
Commercial real-estate	29,982	26,605	33,733
Home equity	7,665	6,174	7,311
Residential real-estate	14,248	15,502	14,385
Premium finance receivables - commercial	23,964	20,370	21,325
Premium finance receivables - life insurance	—	—	—
Consumer and other	327	395	1,201
Total non-performing loans	$81,772	$78,677	$90,124
Other real estate owned	33,131	36,419	47,656
Other real estate owned - from acquisitions	9,126	9,223	6,475
Other repossessed assets	259	303	426
Total non-performing assets	$124,288	$124,622	$144,681
TDRs performing under the contractual terms of the loan agreement	$54,687	$69,697	$74,622
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.13%	0.25%	0.35%
Commercial real-estate	0.64	0.59	0.79
Home equity	1.08	0.86	1.03
Residential real-estate	2.87	3.21	3.37
Premium finance receivables - commercial	1.03	0.87	0.97
Premium finance receivables - life insurance	—	—	—
Consumer and other	0.25	0.26	0.75
Total loans, net of unearned income	0.55%	0.55%	0.69%
Total non-performing assets as a percentage of total assets	0.61%	0.62%	0.79%
Allowance for loan losses as a percentage of total non-performing loans	115.50%	116.56%	102.39%

(1) As of the dates shown, no TDRs were past due greater than 90 days and still accruing interest.
(2) Non-accrual loans included TDRs totaling $12.5 million, $12.6 million, and $17.9 million as of March 31, 2015, December 31, 2014, and March 31, 2014, respectively.

Non-performing Commercial and Commercial Real Estate
Commercial non-performing loans totaled $5.6 million as of March 31, 2015 compared to $9.6 million as of December 31, 2014 and $12.2 million as of March 31, 2014. Commercial real estate non-performing loans totaled $30.0 million as of March 31, 2015 compared to $26.6 million as of December 31, 2014 and $33.7 million as of March 31, 2014.
Management is pursuing the resolution of all credits in this category. At this time, management believes reserves are appropriate to absorb inherent losses that are expected upon the ultimate resolution of these credits.
Non-performing Residential Real Estate and Home Equity
Non-performing home equity and residential real estate loans totaled $21.9 million as of March 31, 2015. The balance remained relatively unchanged compared to December 31, 2014 and March 31, 2014. The March 31, 2015 non-performing balance is comprised of $14.2 million of residential real estate (72 individual credits) and $7.7 million of home equity loans (44 individual credits). On average, this is approximately 8 non-performing residential real estate loans and home equity loans per chartered bank within the Company. The Company believes control and collection of these loans is very manageable. At this time, management believes reserves are adequate to absorb inherent losses that are expected upon the ultimate resolution of these credits.
Non-performing Commercial Insurance Premium Finance Receivables
The table below presents the level of non-performing property and casualty premium finance receivables as of March 31, 2015, December 31, 2014 and March 31, 2014 and the amount of net charge-offs for the quarters then ended.

	March 31,	December 31,	March 31,
(Dollars in thousands)	2015	2014	2014
Non-performing premium finance receivables - commercial	$23,964	$20,370	$21,325
- as a percent of premium finance receivables - commercial outstanding	1.03%	0.87%	0.97%
Net charge-offs of premium finance receivables - commercial	$934	$1,244	$891
- annualized as a percent of average premium finance receivables - commercial	0.16%	0.21%	0.16%
Fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. The Company’s underwriting standards, regardless of the condition of the economy, have remained consistent. We anticipate that net charge-offs and non-performing asset levels in the near term will continue to be at levels that are within acceptable operating ranges for this category of loans. Management is comfortable with administering the collections at this level of non-performing property and casualty premium finance receivables and believes reserves are adequate to absorb inherent losses that are expected upon the ultimate resolution of these credits.
Due to the nature of collateral for commercial premium finance receivables, it customarily takes 60-150 days to convert the collateral into cash. Accordingly, the level of non-performing commercial premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Nonperforming Loans Rollforward
The table below presents a summary of the changes in the balance of non-performing loans, excluding covered loans, for the periods presented:

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2015	2014	2014
Balance at beginning of period	$78,677	$81,070	$103,334
Additions, net	8,980	6,797	5,655
Return to performing status	(716)	(1,533)	(1,973)
Payments received	(4,369)	(3,426)	(3,730)
Transfer to OREO and other repossessed assets	(2,540)	(866)	(10,013)
Charge-offs	(1,801)	(3,032)	(4,774)
Net change for niche loans (1)	3,541	(333)	1,625
Balance at end of period	$81,772	$78,677	$90,124

(1)	This includes activity for premium finance receivables and indirect consumer loans.
TDRs
The table below presents a summary of TDRs as of the respective date, presented by loan category and accrual status:

	March 31,	December 31,	March 31,
(Dollars in thousands)	2015	2014	2014
Accruing TDRs:
Commercial	$6,273	$6,654	$5,844
Commercial real estate	45,417	60,120	64,726
Residential real estate and other	2,997	2,923	4,052
Total accrual	$54,687	$69,697	$74,622
Non-accrual TDRs: (1)
Commercial	$184	$922	$1,434
Commercial real estate	8,229	7,503	14,774
Residential real estate and other	4,118	4,153	1,687
Total non-accrual	$12,531	$12,578	$17,895
Total TDRs:
Commercial	$6,457	$7,576	$7,278
Commercial real estate	53,646	67,623	79,500
Residential real estate and other	7,115	7,076	5,739
Total TDRs	$67,218	$82,275	$92,517
Weighted-average contractual interest rate of TDRs	4.04%	4.09%	4.02%

(1)	Included in total non-performing loans.
At March 31, 2015, the Company had $67.2 million in loans modified in TDRs. The $67.2 million in TDRs represents 125 credits in which economic concessions were granted to certain borrowers to better align the terms of their loans with their current ability to pay. The balance decreased from $82.3 million representing 145 credits at December 31, 2014 and decreased from $92.5 million representing 143 credits at March 31, 2014.

The table below presents a summary of TDRs as of March 31, 2015 and March 31, 2014, and shows the changes in the balance during the periods presented:
Three Months Ended March 31, 2015

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate and Other	Total
Balance at beginning of period	$7,576	$67,623	$7,076	$82,275
Additions during the period	—	—	294	294
Reductions:
Charge-offs	(397)	(1)	(33)	(431)
Transferred to OREO and other repossessed assets	(562)	(1,519)	—	(2,081)
Removal of TDR loan status (1)	(76)	(8,382)	—	(8,458)
Payments received, net	(84)	(4,075)	(222)	(4,381)
Balance at period end	$6,457	$53,646	$7,115	$67,218
Three Months Ended March 31, 2014

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate and Other	Total
Balance at beginning of period	$7,388	$93,535	$6,180	$107,103
Additions during the period	88	5,157	—	5,245
Reductions:
Charge-offs	(6)	(3,713)	(406)	(4,125)
Transferred to OREO and other repossessed assets	—	(12,277)	—	(12,277)
Removal of TDR loan status (1)	—	—	—	—
Payments received, net	(192)	(3,202)	(35)	(3,429)
Balance at period end	$7,278	$79,500	$5,739	$92,517
Each TDR was reviewed for impairment at March 31, 2015 and approximately $866,000 of impairment was present and appropriately reserved for through the Company’s normal reserving methodology in the Company’s allowance for loan losses. For TDRs in which impairment is calculated by the present value of future cash flows, the Company records interest income representing the decrease in impairment resulting from the passage of time during the respective period, which differs from interest income from contractually required interest on these specific loans. For the three months ended March 31, 2015 and 2014, the Company recorded $193,000 and $132,000, respectively, in interest income representing this decrease in impairment.

Other Real Estate Owned
The table below presents a summary of other real estate owned, excluding covered other real estate owned, as of March 31, 2015, December 31, 2014 and March 31, 2014, and shows the activity for the respective period and the balance for each property type:

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2015	2014	2014
Balance at beginning of period	$45,642	$50,377	$50,454
Disposals/resolved	(6,846)	(4,367)	(8,205)
Transfers in at fair value, less costs to sell	3,831	1,641	14,570
Additions from acquisition	761	—	—
Fair value adjustments	(1,131)	(2,009)	(2,688)
Balance at end of period	$42,257	$45,642	$54,131

	Period End
	March 31,	December 31,	March 31,
Balance by Property Type	2015	2014	2014
Residential real estate	$7,250	$7,779	$6,452
Residential real estate development	2,687	3,245	3,500
Commercial real estate	32,320	34,618	44,179
Total	$42,257	$45,642	$54,131

Covered Assets
In conjunction with FDIC-assisted transactions, the Company entered into loss share agreements with the FDIC. These agreements cover realized losses on loans, foreclosed real estate and certain other assets. These loss share assets are measured separately from the loan portfolios because they are not contractually embedded in the loans and are not transferable with the loans should the Company choose to dispose of them. Fair values at the acquisition dates were estimated based on projected cash flows available for loss-share based on the credit adjustments estimated for each loan pool and the loss share percentages. The loss share assets are also separately measured from the related loans and foreclosed real estate and recorded separately on the Consolidated Statements of Condition. Subsequent to the acquisition date, reimbursements received from the FDIC for actual incurred losses will reduce the loss share assets. Additional expected losses, to the extent such expected losses result in the recognition of an allowance for loan losses, will increase the loss share assets. The loss share agreements with the FDIC require the Company to reimburse the FDIC in the event that actual losses on covered assets are lower than the original loss estimates agreed upon with the FDIC with respect of such assets in the loss share agreements. The allowance for loan losses for loans acquired in FDIC-assisted transactions is determined without giving consideration to the amounts recoverable through loss share agreements (since the loss share agreements are separately accounted for and thus presented “gross” on the balance sheet). On the Consolidated Statements of Income, the provision for credit losses is reported net of changes in the amount recoverable under the loss share agreements. Reductions to expected losses, to the extent such reductions to expected losses are the result of an improvement to the actual or expected cash flows from the covered assets, will reduce the loss share assets. The increases in cash flows for the purchased loans are recognized as interest income prospectively.
The following table provides a comparative analysis for the period end balances of the covered asset components and any changes in the allowance for covered loan losses.

	March 31,	December 31,	March 31,
(Dollars in thousands)	2015	2014	2014
Period End Balances:
Loans	$209,694	$226,709	$312,478
Other real estate owned	38,785	42,283	75,148
Other assets	757	757	2,272
FDIC Indemnification asset	10,224	11,846	60,298
Total covered assets	$259,460	$281,595	$450,196
Allowance for Covered Loan Losses Rollforward:
Balance at beginning of quarter:	$2,131	$2,655	$10,092
Provision for covered loan losses before benefit attributable to FDIC loss share agreements	(529)	(3,059)	(7,121)
Benefit attributable to FDIC loss share agreements	423	2,448	5,697
Net provision for covered loan losses	(106)	(611)	(1,424)
Decrease in FDIC indemnification asset	(423)	(2,448)	(5,697)
Loans charged-off	(237)	(175)	(2,864)
Recoveries of loans charged-off	513	2,710	3,340
Net recoveries	276	2,535	476
Balance at end of quarter	$1,878	$2,131	$3,447

Changes in Accretable Yield
The excess of cash flows expected to be collected over the carrying value of loans accounted for under ASC 310-30 is referred to as the accretable yield and is recognized in interest income using an effective yield method over the remaining life of the pool of loans. The accretable yield is affected by:

•
Changes in interest rate indices for variable rate loans accounted for under ASC 310-30 – Expected future cash flows are based on the variable rates in effect at the time of the regular evaluations of cash flows expected to be collected;

•
Changes in prepayment assumptions – Prepayments affect the estimated life of loans accounted for under ASC 310-30 which may change the amount of interest income, and possibly principal, expected to be collected; and

•
Changes in the expected principal and interest payments over the estimated life – Updates to expected cash flows are driven by the credit outlook and actions taken with borrowers. Changes in expected future cash flows from loan modifications are included in the regular evaluations of cash flows expected to be collected.

The following table provides activity for the accretable yield of loans accounted for under ASC 310-30.

	Three Months Ended March 31, 2015		Three Months Ended March 31, 2014
	Bank	Life Insurance Premium	Bank	Life Insurance Premium
(Dollars in thousands)	Acquisitions	Finance Loans	Acquisitions	Finance Loans
Accretable yield, beginning balance	$77,485	$1,617	$107,655	$8,254
Acquisitions	898	—	—	—
Accretable yield amortized to interest income	(5,504)	(601)	(7,770)	(1,771)
Accretable yield amortized to indemnification asset(1)	(3,576)	—	(5,648)	—
Reclassification from non-accretable difference(2)	1,103	—	8,580	—
(Decreases) increases in interest cash flows due to payments and changes in interest rates	(1,224)	—	(5,143)	78
Accretable yield, ending balance (3)	$69,182	$1,016	$97,674	$6,561

(1) Represents the portion of the current period accreted yield, resulting from lower expected losses, applied to reduce the loss share indemnification asset.
(2) Reclassification is the result of subsequent increases in expected principal cash flows.
(3) As of March 31, 2015, the Company estimates that the remaining accretable yield balance to be amortized to the indemnification asset for the bank acquisitions is $15.8 million. The remainder of the accretable yield related to bank acquisitions is expected to be amortized to interest income.

Accretion to interest income accounted for under ASC 310-30 from loans acquired in bank acquisitions totaled $5.5 million and $7.8 million in the first quarter of 2015 and 2014, respectively. These amounts include accretion from both covered and non-covered loans, and are included together within interest and fees on loans in the Consolidated Statements of Income.

Items Impacting Comparative Financial Results:
Acquisitions
On January 16, 2015 the Company completed its acquisition of Delavan Bancshares, Inc. ("Delavan"). Delavan was the parent company of Community Bank CBD. Through this transaction, Town Bank acquired four banking locations, approximately $256 million in assets and approximately $170 million in deposits.

On August 8, 2014, the Company, through its subsidiary Town Bank, completed its acquisition of certain branch offices and deposits of Talmer Bank & Trust. Through this transaction, Town Bank acquired 11 branch offices and approximately $355 million in deposits.

On July 11, 2014, the Company, through its subsidiary Town Bank, completed its acquisition of the Pewaukee, Wisconsin branch of THE National Bank. In addition to the banking facility, Town Bank acquired approximately $75 million in loans and approximately $36 million in deposits.

On May 16, 2014, the Company, through its subsidiary Hinsdale Bank and Trust Company ("Hinsdale Bank"), completed its acquisition of the Stone Park branch office and certain related deposits of Urban Partnership Bank.

On April 28, 2014, the Company, through its subsidiary First Insurance Funding of Canada, Inc., completed its acquisition of 100% of the shares of each of Policy Billing Services Inc. and Equity Premium Finance Inc., two affiliated Canadian insurance premium funding and payment services companies.

On February 28, 2014, the Company, through its subsidiary Lake Forest Bank and Trust Company ("Lake Forest Bank"), completed its acquisition of a bank branch from Baytree National Bank & Trust Company. In addition to the banking facility, Lake Forest Bank acquired certain assets and approximately $15 million of deposits.

Announced Acquisitions

On April 2, 2015, the Company announced the signing of a definitive agreement to acquire Suburban Illinois Bancorp, Inc. ("Suburban"). Suburban is the parent company of Suburban Bank & Trust Company ("SBT"). Through this transaction, the Company will acquire SBT's ten banking locations in Chicago and its suburbs. At December 31, 2014, SBT had approximately $470 million in assets, approximately $297 million in loans, and approximately $411 million in deposits.

On March 30, 2015, the Company announced the signing of a definitive agreement, through its subsidiary Wintrust Bank, to acquire North Bank, headquartered in downtown Chicago, Illinois. Through this transaction, Wintrust Bank will acquire two banking locations. At December 31, 2014, North Bank approximately $108 million in assets, approximately $55 million in loans, and approximately $96 million in deposits.

On March 2, 2015, the Company announced the signing of a definitive agreement to acquire Community Financial Shares, Inc ("CFIS"). CFIS is the parent company of Community Bank - Wheaton/Glen Ellyn ("CBWGE"). Through this transaction, the Company will acquire CBWGE's four banking locations in Wheaton and Glen Ellyn, Illinois. At December 31, 2014, CBWGE had approximately $343 million in assets and approximately $310 million in deposits.

WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, Wintrust Bank in Chicago, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, N.A., Crystal Lake Bank & Trust Company, N.A., Northbrook Bank & Trust Company, Schaumburg Bank & Trust Company, N.A., Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company, N.A. in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Bloomingdale, Buffalo Grove, Cary, Chicago, Clarendon Hills, Crete, Deerfield, Downers Grove, Elgin, Evergreen Park, Frankfort, Geneva, Glen Ellyn, Glencoe, Glenview, Gurnee, Grayslake, Hanover Park, Highland Park, Highwood, Hoffman Estates, Island Lake, Itasca, Joliet, Lake Bluff, Lake Villa, Lansing, Lindenhurst, Lynwood, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, North Chicago, Northfield, Norridge, Orland Park, Palatine, Park Ridge, Plainfield, Prospect Heights, Ravinia, Riverside, Rogers Park, Roselle, Shorewood, Skokie, South Holland, Spring Grove, Steger, Stone Park, Vernon Hills, Wauconda, Western Springs, Willowbrook, Wilmette, Winnetka and Wood Dale and in Albany, Burlington, Clinton, Darlington, Delafield, Delavan, Elm Grove, Genoa City, Kenosha, Lake Geneva, Madison, Menomenee Falls, Monroe, Pewaukee, Sharon, Wales, Walworth and Wind Lake, Wisconsin and Dyer, Indiana.
Additionally, the Company operates various non-bank business units:

•	First Insurance Funding Corporation, one of the largest insurance premium finance companies operating in the United States, serves commercial and life insurance loan customers throughout the country.

•	First Insurance Funding of Canada serves commercial insurance loan customers throughout Canada

•
Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States.

•
Wintrust Mortgage, a division of Barrington Bank & Trust Company, engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices.

•	Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest.

•	Great Lakes Advisors LLC provides money management services and advisory services to individual accounts.

•	The Chicago Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “point,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2014 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•
negative economic conditions that adversely affect the economy, housing prices, the job market and other factors that may affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;

•	the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;

•	estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;

•	the financial success and economic viability of the borrowers of our commercial loans;

•	market conditions in the commercial real estate market in the Chicago metropolitan area and southern Wisconsin;

•	the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in the Company’s allowance for loan and lease losses;

•	inaccurate assumptions in our analytical and forecasting models used to manage our loan portfolio;

•
changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;

•	competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services);

•	failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of the Company’s recent or future acquisitions;

•	unexpected difficulties and losses related to FDIC-assisted acquisitions, including those resulting from our loss-sharing arrangements with the FDIC;

•	any negative perception of the Company’s reputation or financial strength;

•	ability to raise additional capital on acceptable terms when needed;

•	disruption in capital markets, which may lower fair values for the Company’s investment portfolio;

•	ability to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations;

•	adverse effects on our information technology systems resulting from failures, human error or tampering;

•	adverse effects of failures by our vendors to provide agreed upon services in the manner and at the cost agreed, particularly our information technology vendors;

•	increased costs as a result of protecting our customers from the impact of stolen debit card information;

•	accuracy and completeness of information the Company receives about customers and counterparties to make credit decisions;

•	ability of the Company to attract and retain senior management experienced in the banking and financial services industries;

•	environmental liability risk associated with lending activities;

•	the impact of any claims or legal actions, including any effect on our reputation;

•	losses incurred in connection with repurchases and indemnification payments related to mortgages;

•	the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;

•	the soundness of other financial institutions;

•	the expenses and delayed returns inherent in opening new branches and de novo banks;

•	examinations and challenges by tax authorities;

•	changes in accounting standards, rules and interpretations and the impact on the Company’s financial statements;

•	the ability of the Company to receive dividends from its subsidiaries;

•	a decrease in the Company’s regulatory capital ratios, including as a result of further declines in the value of its loan portfolios, or otherwise;

•
legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies, including those resulting from the Dodd-Frank Act;

•	a lowering of our credit rating;

•	changes in U.S. monetary policy;

•	restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business resulting from the Dodd-Frank Act;

•	increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the current regulatory environment, including the Dodd-Frank Act;

•	the impact of heightened capital requirements;

•	increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;

•	delinquencies or fraud with respect to the Company’s premium finance business;

•	credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;

•	the Company’s ability to comply with covenants under its credit facility; and

•	fluctuations in the stock market, which may have an adverse impact on the Company’s wealth management business and brokerage operation.
Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by the Company. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances after the date of the press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.

CONFERENCE CALL, WEB CAST AND REPLAY
The Company will hold a conference call at 1:00 p.m. (CT) Thursday, April 16, 2015 regarding first quarter 2015 results. Individuals interested in listening should call (877) 363-5049 and enter Conference ID #21431224. A simultaneous audio-only web cast and replay of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the first quarter 2015 earnings press release will be available on the home page of the Company’s website at (http://www.wintrust.com) and at the Investor Relations, Investor News and Events, Press Releases link on its website.

WINTRUST FINANCIAL CORPORATION
Supplemental Financial Information
5 Quarter Trends

WINTRUST FINANCIAL CORPORATION - Supplemental Financial Information
Selected Financial Highlights - 5 Quarter Trends
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
Selected Financial Condition Data (at end of period):
Total assets	$20,382,271	$20,010,727	$19,169,345	$18,895,681	$18,221,163
Total loans, excluding loans held-for-sale and covered loans	14,953,059	14,409,398	14,052,059	13,749,996	13,133,160
Total deposits	16,938,769	16,281,844	16,065,246	15,556,376	15,129,045
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,493
Total shareholders’ equity	2,131,074	2,069,822	2,028,508	1,998,235	1,940,143
Selected Statements of Income Data:
Net interest income	151,891	153,719	151,670	149,180	144,006
Net revenue (1)	216,432	211,376	209,622	203,282	189,535
Net income	39,052	38,133	40,224	38,541	34,500
Net income per common share – Basic	$0.79	$0.78	$0.83	$0.79	$0.71
Net income per common share – Diluted	$0.76	$0.75	$0.79	$0.76	$0.68
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.42%	3.46%	3.46%	3.62%	3.61%
Non-interest income to average assets	1.32%	1.18%	1.20%	1.19%	1.03%
Non-interest expense to average assets	3.01%	2.94%	2.87%	2.93%	2.96%
Net overhead ratio (2) (3)	1.69%	1.76%	1.67%	1.74%	1.93%
Efficiency ratio - FTE (2) (4)	67.90%	67.59%	65.76%	65.36%	69.02%
Return on average assets	0.80%	0.78%	0.83%	0.84%	0.78%
Return on average common equity	7.64%	7.51%	8.09%	8.03%	7.43%
Return on average tangible common equity	9.96%	9.82%	10.59%	10.43%	9.71%
Average total assets	$19,826,240	$19,366,670	$19,127,346	$18,302,942	$17,980,943
Average total shareholders’ equity	2,114,356	2,057,855	2,020,903	1,971,656	1,923,649
Average loans to average deposits ratio	91.4%	89.5%	90.1%	90.4%	89.4%
Average loans to average deposits ratio (including covered loans)	92.7	91.0	91.8	92.3	91.6
Common Share Data at end of period:
Market price per common share	$47.68	$46.76	$44.67	$46.00	$48.66
Book value per common share (2)	$42.30	$41.52	$40.74	$40.21	$39.21
Tangible common book value per share (2)	$33.04	$32.45	$31.60	$31.64	$30.74
Common shares outstanding	47,389,608	46,805,055	46,691,047	46,552,905	46,258,960
Other Data at end of period:(8)
Leverage Ratio(5)	9.2%	10.2%	10.0%	10.5%	10.4%
Tier 1 Capital to risk-weighted assets (5)	10.1%	11.6%	11.7%	11.7%	12.0%
Common equity Tier 1 capital to risk-weighted assets (5)	9.0%	N/A	N/A	N/A	N/A
Total capital to risk-weighted assets (5)	12.5%	13.0%	13.1%	13.2%	12.6%
Tangible common equity ratio (TCE) (2) (7)	7.9%	7.8%	7.9%	8.0%	8.0%
Tangible common equity ratio, assuming full conversion of preferred stock (2) (7)	8.5%	8.4%	8.6%	8.7%	8.7%
Allowance for credit losses (6)	$95,334	$92,480	$91,841	$93,137	$93,012
Non-performing loans	81,772	78,677	81,070	88,650	90,124
Allowance for credit losses to total loans (6)	0.64%	0.64%	0.65%	0.68%	0.71%
Non-performing loans to total loans	0.55%	0.55%	0.58%	0.64%	0.69%
Number of:
Bank subsidiaries	15	15	15	15	15
Banking offices	146	140	139	127	126

(1)	Net revenue includes net interest income and non-interest income

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated. As of January 1, 2015 capital ratios are calculated under the requirements of Basel III.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments, but excluding the allowance for covered loan losses.

(7)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets

(8)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Condition - 5 Quarter Trends

	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2015	2014	2014	2014	2014
Assets
Cash and due from banks	$286,743	$225,136	$260,694	$349,013	$330,262
Federal funds sold and securities purchased under resale agreements	4,129	5,571	26,722	7,965	12,476
Interest bearing deposits with banks	697,799	998,437	620,370	506,871	540,964
Available-for-sale securities, at fair value	1,721,030	1,792,078	1,782,648	1,824,240	1,949,697
Trading account securities	7,811	1,206	6,015	2,234	1,068
Federal Home Loan Bank and Federal Reserve Bank stock	92,948	91,582	80,951	84,531	78,524
Brokerage customer receivables	25,287	24,221	26,624	28,199	26,884
Mortgage loans held-for-sale	446,355	351,290	363,303	363,627	215,231
Loans, net of unearned income, excluding covered loans	14,953,059	14,409,398	14,052,059	13,749,996	13,133,160
Covered loans	209,694	226,709	254,605	275,154	312,478
Total loans	15,162,753	14,636,107	14,306,664	14,025,150	13,445,638
Less: Allowance for loan losses	94,446	91,705	91,019	92,253	92,275
Less: Allowance for covered loan losses	1,878	2,131	2,655	1,667	3,447
Net loans	15,066,429	14,542,271	14,212,990	13,931,230	13,349,916
Premises and equipment, net	559,281	555,228	555,241	535,281	531,763
FDIC indemnification asset	10,224	11,846	27,359	46,115	60,298
Accrued interest receivable and other assets	537,117	501,882	494,213	525,394	549,705
Trade date securities receivable	488,063	485,534	285,627	292,366	182,600
Goodwill	420,197	405,634	406,604	381,721	373,725
Other intangible assets	18,858	18,811	19,984	16,894	18,050
Total assets	$20,382,271	$20,010,727	$19,169,345	$18,895,681	$18,221,163
Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$3,779,609	$3,518,685	$3,253,477	$3,072,430	$2,773,922
Interest bearing	13,159,160	12,763,159	12,811,769	12,483,946	12,355,123
Total deposits	16,938,769	16,281,844	16,065,246	15,556,376	15,129,045
Federal Home Loan Bank advances	416,036	733,050	347,500	580,582	387,672
Other borrowings	187,006	196,465	51,483	43,716	231,086
Subordinated notes	140,000	140,000	140,000	140,000	—
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,493
Trade date securities payable	2,929	3,828	—	—	—
Accrued interest payable and other liabilities	316,964	336,225	287,115	327,279	283,724
Total liabilities	18,251,197	17,940,905	17,140,837	16,897,446	16,281,020
Shareholders’ Equity:
Preferred stock	126,427	126,467	126,467	126,467	126,477
Common stock	47,475	46,881	46,766	46,627	46,332
Surplus	1,156,542	1,133,955	1,129,975	1,125,551	1,122,233
Treasury stock	(3,948)	(3,549)	(3,519)	(3,449)	(3,380)
Retained earnings	835,669	803,400	771,519	737,542	705,234
Accumulated other comprehensive loss	(31,091)	(37,332)	(42,700)	(34,503)	(56,753)
Total shareholders’ equity	2,131,074	2,069,822	2,028,508	1,998,235	1,940,143
Total liabilities and shareholders’ equity	$20,382,271	$20,010,727	$19,169,345	$18,895,681	$18,221,163

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Income (Unaudited) - 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands, except per share data)	2015	2014	2014	2014	2014
Interest income
Interest and fees on loans	$154,676	$157,476	$156,534	$151,984	$147,030
Interest bearing deposits with banks	316	495	409	319	249
Federal funds sold and securities purchased under resale agreements	2	3	12	6	4
Available-for-sale securities	14,400	13,761	12,767	13,309	13,114
Trading account securities	13	45	20	5	9
Federal Home Loan Bank and Federal Reserve Bank stock	769	749	733	727	711
Brokerage customer receivables	181	186	201	200	209
Total interest income	170,357	172,715	170,676	166,550	161,326
Interest expense
Interest on deposits	11,814	12,431	12,298	11,759	11,923
Interest on Federal Home Loan Bank advances	2,156	2,534	2,641	2,705	2,643
Interest on other borrowings	788	313	200	510	750
Interest on subordinated notes	1,775	1,776	1,776	354	—
Interest on junior subordinated debentures	1,933	1,942	2,091	2,042	2,004
Total interest expense	18,466	18,996	19,006	17,370	17,320
Net interest income	151,891	153,719	151,670	149,180	144,006
Provision for credit losses	6,079	6,133	5,864	6,660	1,880
Net interest income after provision for credit losses	145,812	147,586	145,806	142,520	142,126
Non-interest income
Wealth management	18,100	18,649	17,659	18,222	16,813
Mortgage banking	27,800	24,694	26,691	23,804	16,428
Service charges on deposit accounts	6,297	6,189	6,084	5,688	5,346
Gains (losses) on available-for-sale securities, net	524	18	(153)	(336)	(33)
Fees from covered call options	4,360	2,966	2,107	1,244	1,542
Trading (losses) gains, net	(477)	(507)	293	(743)	(652)
Other	7,937	5,648	5,271	6,223	6,085
Total non-interest income	64,541	57,657	57,952	54,102	45,529
Non-interest expense
Salaries and employee benefits	90,130	87,633	85,976	81,963	79,934
Equipment	7,836	7,555	7,570	7,223	7,403
Occupancy, net	12,351	11,600	10,446	9,850	10,993
Data processing	5,448	5,313	4,765	4,543	4,715
Advertising and marketing	3,907	3,669	3,528	3,558	2,816
Professional fees	4,664	4,039	4,035	4,046	3,454
Amortization of other intangible assets	1,013	1,171	1,202	1,156	1,163
FDIC insurance	2,987	2,810	3,211	3,196	2,951
OREO expense, net	1,411	2,320	581	2,490	3,976
Other	17,571	17,331	17,186	15,566	13,910
Total non-interest expense	147,318	143,441	138,500	133,591	131,315
Income before taxes	63,035	61,802	65,258	63,031	56,340
Income tax expense	23,983	23,669	25,034	24,490	21,840
Net income	$39,052	$38,133	$40,224	$38,541	$34,500
Preferred stock dividends and discount accretion	1,581	1,580	1,581	1,581	1,581
Net income applicable to common shares	$37,471	$36,553	$38,643	$36,960	$32,919
Net income per common share - Basic	$0.79	$0.78	$0.83	$0.79	$0.71
Net income per common share - Diluted	$0.76	$0.75	$0.79	$0.76	$0.68
Cash dividends declared per common share	$0.11	$0.10	$0.10	$0.10	$0.10
Weighted average common shares outstanding	47,239	46,734	46,639	46,520	46,195
Dilutive potential common shares	4,233	4,243	4,241	4,402	4,509
Average common shares and dilutive common shares	51,472	50,977	50,880	50,922	50,704

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Period End Loan Balances - 5 Quarter Trends

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2015	2014	2014	2014	2014
Balance:
Commercial	$4,211,932	$3,924,394	$3,689,671	$3,640,430	$3,439,197
Commercial real estate	4,710,486	4,505,753	4,510,375	4,353,472	4,262,255
Home equity	709,283	716,293	720,058	713,642	707,748
Residential real-estate	495,925	483,542	470,319	451,905	426,769
Premium finance receivables - commercial	2,319,623	2,350,833	2,377,892	2,378,529	2,208,361
Premium finance receivables - life insurance	2,375,654	2,277,571	2,134,405	2,051,645	1,929,334
Consumer and other (1)	130,156	151,012	149,339	160,373	159,496
Total loans, net of unearned income, excluding covered loans	$14,953,059	$14,409,398	$14,052,059	$13,749,996	$13,133,160
Covered loans	209,694	226,709	254,605	275,154	312,478
Total loans, net of unearned income	$15,162,753	$14,636,107	$14,306,664	$14,025,150	$13,445,638
Mix:
Commercial	28%	26%	26%	26%	26%
Commercial real estate	31	31	31	31	32
Home equity	5	5	5	5	5
Residential real-estate	3	3	3	3	3
Premium finance receivables - commercial	15	16	17	17	17
Premium finance receivables - life insurance	16	16	15	15	14
Consumer and other (1)	1	1	1	1	1
Total loans, net of unearned income, excluding covered loans	99%	98%	98%	98%	98%
Covered loans	1	2	2	2	2
Total loans, net of unearned income	100%	100%	100%	100%	100%

(1)	Includes autos, boats, snowmobiles and other indirect consumer loans.

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Period End Deposits Balances - 5 Quarter Trends

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2015	2014	2014	2014	2014
Balance:
Non-interest bearing	$3,779,609	$3,518,685	$3,253,477	$3,072,430	$2,773,922
NOW and interest bearing demand deposits	2,262,928	2,236,089	2,086,099	2,002,868	1,983,251
Wealth Management deposits (1)	1,528,963	1,226,916	1,212,317	1,220,102	1,289,134
Money Market	3,791,762	3,651,467	3,744,682	3,591,540	3,454,271
Savings	1,563,752	1,508,877	1,465,250	1,427,222	1,443,943
Time certificates of deposit	4,011,755	4,139,810	4,303,421	4,242,214	4,184,524
Total deposits	$16,938,769	$16,281,844	$16,065,246	$15,556,376	$15,129,045
Mix:
Non-interest bearing	22%	22%	20%	20%	18%
NOW and interest bearing demand deposits	13	14	13	13	13
Wealth Management deposits (1)	9	8	8	8	8
Money Market	23	22	23	23	23
Savings	9	9	9	9	10
Time certificates of deposit	24	25	27	27	28
Total deposits	100%	100%	100%	100%	100%

(1)
Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of The Chicago Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income) - 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2015	2014	2014	2014	2014
Net interest income	$152,952	$154,599	$152,498	$149,952	$144,696
Call option income	4,360	2,966	2,107	1,244	1,542
Net interest income including call option income	$157,312	$157,565	$154,605	$151,196	$146,238
Yield on earning assets	3.83%	3.89%	3.90%	4.03%	4.04%
Rate on interest-bearing liabilities	0.54	0.55	0.56	0.53	0.54
Rate spread	3.29%	3.34%	3.34%	3.50%	3.50%
Net free funds contribution	0.13	0.12	0.12	0.12	0.11
Net interest margin	3.42	3.46	3.46	3.62	3.61
Call option income	0.10	0.07	0.05	0.03	0.04
Net interest margin including call option income	3.52%	3.53%	3.51%	3.65%	3.65%
WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income - YTD Trends)

	Three Months Ended, March 31,	Years Ended December 31,
(Dollars in thousands)	2015	2014	2013	2012	2011
Net interest income	$152,952	$601,744	$552,887	$521,463	$463,071
Call option income	4,360	7,859	4,773	10,476	13,570
Net interest income including call option income	$157,312	$609,603	$557,660	$531,939	$476,641
Yield on earning assets	3.83%	3.96%	4.01%	4.21%	4.49%
Rate on interest-bearing liabilities	0.54	0.55	0.62	0.86	1.23
Rate spread	3.29%	3.41%	3.39%	3.35%	3.26%
Net free funds contribution	0.13	0.12	0.11	0.14	0.16
Net interest margin	3.42	3.53	3.50	3.49	3.42
Call option income	0.10	0.05	0.03	0.07	0.10
Net interest margin including call option income	3.52%	3.58%	3.53%	3.56%	3.52%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Quarterly Average Balances - 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2015	2014	2014	2014	2014
Liquidity management assets	$2,868,906	$2,972,220	$2,814,720	$2,607,980	$2,646,720
Other earning assets	27,717	29,699	28,702	27,463	28,925
Loans, net of unearned income	15,031,917	14,469,745	14,359,467	13,710,535	13,278,122
Covered loans	214,211	244,139	262,310	292,553	325,885
Total earning assets	$18,142,751	$17,715,803	$17,465,199	$16,638,531	$16,279,652
Allowance for loan and covered loan losses	(96,918)	(97,506)	(96,463)	(98,255)	(110,304)
Cash and due from banks	249,687	243,080	237,402	232,716	223,324
Other assets	1,530,720	1,505,293	1,521,208	1,529,950	1,588,271
Total assets	$19,826,240	$19,366,670	$19,127,346	$18,302,942	$17,980,943
Interest-bearing deposits	$12,863,507	$12,771,359	$12,695,780	$12,284,444	$12,121,185
Federal Home Loan Bank advances	357,532	335,198	380,083	446,778	388,975
Other borrowings	194,994	84,795	54,653	148,135	244,950
Subordinated notes	140,000	140,000	140,000	27,692	—
Junior subordinated notes	249,493	249,493	249,493	249,493	249,493
Total interest-bearing liabilities	$13,805,526	$13,580,845	$13,520,009	$13,156,542	$13,004,603
Non-interest bearing deposits	3,584,452	3,398,774	3,233,937	2,880,501	2,726,872
Other liabilities	321,906	329,196	352,497	294,243	325,819
Equity	2,114,356	2,057,855	2,020,903	1,971,656	1,923,649
Total liabilities and shareholders’ equity	$19,826,240	$19,366,670	$19,127,346	$18,302,942	$17,980,943
WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin - 5 Quarter Trends

	Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Yield earned on:
Liquidity management assets	2.29%	2.08%	2.03%	2.28%	2.23%
Other earning assets	2.94	3.40	3.21	3.02	3.12
Loans, net of unearned income	4.08	4.21	4.19	4.25	4.29
Covered loans	6.98	6.80	8.03	9.73	8.64
Total earning assets	3.83%	3.89%	3.90%	4.03%	4.04%
Rate paid on:
Interest-bearing deposits	0.37%	0.39%	0.38%	0.38%	0.40%
Federal Home Loan Bank advances	2.45	3.00	2.76	2.43	2.76
Other borrowings	1.64	1.47	1.45	1.38	1.24
Subordinated notes	5.07	5.07	5.07	5.06	—
Junior subordinated notes	3.10	3.04	3.28	3.24	3.21
Total interest-bearing liabilities	0.54%	0.55%	0.56%	0.53%	0.54%
Interest rate spread	3.29%	3.34%	3.34%	3.50%	3.50%
Net free funds/contribution	0.13	0.12	0.12	0.12	0.11
Net interest income/Net interest margin	3.42%	3.46%	3.46%	3.62%	3.61%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Income - 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2015	2014	2014	2014	2014
Brokerage	$6,852	$7,892	$7,185	$8,270	$7,091
Trust and asset management	11,248	10,757	10,474	9,952	9,722
Total wealth management	18,100	18,649	17,659	18,222	16,813
Mortgage banking	27,800	24,694	26,691	23,804	16,428
Service charges on deposit accounts	6,297	6,189	6,084	5,688	5,346
Gains (losses) on available-for-sale securities, net	524	18	(153)	(336)	(33)
Fees from covered call options	4,360	2,966	2,107	1,244	1,542
Trading (losses) gains, net	(477)	(507)	293	(743)	(652)
Other:
Interest rate swap fees	2,191	1,119	1,207	1,192	951
Bank Owned Life Insurance	766	661	652	675	712
Administrative services	1,026	1,107	990	938	859
Miscellaneous	3,954	2,761	2,422	3,418	3,563
Total other income	7,937	5,648	5,271	6,223	6,085
Total Non-Interest Income	$64,541	$57,657	$57,952	$54,102	$45,529
WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Expense - 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2015	2014	2014	2014	2014
Salaries and employee benefits:
Salaries	$46,848	$45,255	$45,471	$43,349	$43,736
Commissions and incentive compensation	25,494	28,369	27,885	25,398	21,534
Benefits	17,788	14,009	12,620	13,216	14,664
Total salaries and employee benefits	90,130	87,633	85,976	81,963	79,934
Equipment	7,836	7,555	7,570	7,223	7,403
Occupancy, net	12,351	11,600	10,446	9,850	10,993
Data processing	5,448	5,313	4,765	4,543	4,715
Advertising and marketing	3,907	3,669	3,528	3,558	2,816
Professional fees	4,664	4,039	4,035	4,046	3,454
Amortization of other intangible assets	1,013	1,171	1,202	1,156	1,163
FDIC insurance	2,987	2,810	3,211	3,196	2,951
OREO expense, net	1,411	2,320	581	2,490	3,976
Other:
Commissions - 3rd party brokers	1,386	1,470	1,621	1,633	1,657
Postage	1,633	1,724	1,427	1,465	1,429
Miscellaneous	14,552	14,137	14,138	12,468	10,824
Total other expense	17,571	17,331	17,186	15,566	13,910
Total Non-Interest Expense	$147,318	$143,441	$138,500	$133,591	$131,315

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Allowance for Credit Losses, excluding covered loans - 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2015	2014	2014	2014	2014
Allowance for loan losses at beginning of period	$91,705	$91,019	$92,253	$92,275	$96,922
Provision for credit losses	6,185	6,744	6,028	6,813	3,304
Other adjustments	(248)	(236)	(335)	(105)	(148)
Reclassification (to) from allowance for unfunded lending-related commitments	(113)	46	62	(146)	(18)
Charge-offs:
Commercial	677	289	832	2,384	648
Commercial real estate	1,005	4,434	4,510	2,351	4,493
Home equity	584	150	748	730	2,267
Residential real estate	631	630	205	689	226
Premium finance receivables - commercial	1,263	1,463	1,557	1,492	1,210
Premium finance receivables - life insurance	—	4	—	—	—
Consumer and other	111	156	250	213	173
Total charge-offs	4,271	7,126	8,102	7,859	9,017
Recoveries:
Commercial	370	315	296	270	317
Commercial real estate	312	572	275	342	145
Home equity	48	57	99	122	257
Residential real estate	76	19	111	74	131
Premium finance receivables - commercial	329	219	289	312	319
Premium finance receivables - life insurance	—	6	1	2	2
Consumer and other	53	70	42	153	61
Total recoveries	1,188	1,258	1,113	1,275	1,232
Net charge-offs	(3,083)	(5,868)	(6,989)	(6,584)	(7,785)
Allowance for loan losses at period end	$94,446	$91,705	$91,019	$92,253	$92,275
Allowance for unfunded lending-related commitments at period end	888	775	822	884	737
Allowance for credit losses at period end	$95,334	$92,480	$91,841	$93,137	$93,012
Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	0.03%	—%	0.06%	0.24%	0.04%
Commercial real estate	0.06	0.34	0.38	0.19	0.41
Home equity	0.30	0.05	0.36	0.34	1.14
Residential real estate	0.28	0.30	0.05	0.35	0.06
Premium finance receivables - commercial	0.16	0.21	0.20	0.20	0.16
Premium finance receivables - life insurance	—	—	—	—	—
Consumer and other	0.13	0.19	0.49	0.14	0.26
Total loans, net of unearned income, excluding covered loans	0.08%	0.16%	0.19%	0.19%	0.24%
Net charge-offs as a percentage of the provision for credit losses	49.87%	86.98%	115.95%	96.62%	235.65%
Loans at period-end	$14,953,059	$14,409,398	$14,052,059	$13,749,996	$13,133,160
Allowance for loan losses as a percentage of loans at period end	0.63%	0.64%	0.65%	0.67%	0.70%
Allowance for credit losses as a percentage of loans at period end	0.64%	0.64%	0.65%	0.68%	0.71%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Non-Performing Assets, excluding covered assets - 5 Quarter Trends

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2015	2014	2014	2014	2014
Loans past due greater than 90 days and still accruing(1):
Commercial	$—	$474	$—	$—	$387
Commercial real-estate	—	—	—	309	—
Home equity	—	—	—	—	—
Residential real-estate	—	—	—	—	—
Premium finance receivables - commercial	8,062	7,665	7,115	10,275	6,808
Premium finance receivables - life insurance	—	—	—	649	—
Consumer and other	91	119	175	73	57
Total loans past due greater than 90 days and still accruing	8,153	8,258	7,290	11,306	7,252
Non-accrual loans(2):
Commercial	5,586	9,157	10,455	6,511	11,782
Commercial real-estate	29,982	26,605	27,363	36,321	33,733
Home equity	7,665	6,174	5,696	5,804	7,311
Residential real-estate	14,248	15,502	15,730	15,294	14,385
Premium finance receivables - commercial	15,902	12,705	14,110	12,298	14,517
Premium finance receivables - life insurance	—	—	—	—	—
Consumer and other	236	277	426	1,116	1,144
Total non-accrual loans	73,619	70,420	73,780	77,344	82,872
Total non-performing loans:
Commercial	5,586	9,631	10,455	6,511	12,169
Commercial real-estate	29,982	26,605	27,363	36,630	33,733
Home equity	7,665	6,174	5,696	5,804	7,311
Residential real-estate	14,248	15,502	15,730	15,294	14,385
Premium finance receivables - commercial	23,964	20,370	21,225	22,573	21,325
Premium finance receivables - life insurance	—	—	—	649	—
Consumer and other	327	395	601	1,189	1,201
Total non-performing loans	$81,772	$78,677	$81,070	$88,650	$90,124
Other real estate owned	33,131	36,419	41,506	51,673	47,656
Other real estate owned - from acquisitions	9,126	9,223	8,871	7,915	6,475
Other repossessed assets	259	303	292	311	426
Total non-performing assets	$124,288	$124,622	$131,739	$148,549	$144,681
TDRs performing under the contractual terms of the loan agreement	54,687	69,697	69,868	72,199	74,622
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.13%	0.25%	0.28%	0.18%	0.35%
Commercial real-estate	0.64	0.59	0.61	0.84	0.79
Home equity	1.08	0.86	0.79	0.81	1.03
Residential real-estate	2.87	3.21	3.34	3.38	3.37
Premium finance receivables - commercial	1.03	0.87	0.89	0.95	0.97
Premium finance receivables - life insurance	—	—	—	0.03	—
Consumer and other	0.25	0.26	0.40	0.74	0.75
Total loans, net of unearned income	0.55%	0.55%	0.58%	0.64%	0.69%
Total non-performing assets as a percentage of total assets	0.61%	0.62%	0.69%	0.79%	0.79%
Allowance for loan losses as a percentage of total non-performing loans	115.50%	116.56%	112.27%	104.06%	102.39%

(1) As of the dates shown, no TDRs were past due greater than 90 days and still accruing interest.
(2) Non-accrual loans included TDRs totaling $12.5 million, $12.6 million, $13.5 million, $15.9 million and $17.9 million as of March 31, 2015, December 31, 2014, September 30, 2014, June 30, 2014 and March 31, 2014, respectively.